Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170622

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 5, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 23, 2010)

Depositary Shares Each Representing a 1/40th Interest

in a Share of     % Non-Cumulative Perpetual Preferred Stock, Series C

First PacTrust Bancorp, Inc., or First PacTrust, is offering              depositary shares each representing a 1/40th ownership interest in a share of     % Non-Cumulative Perpetual Preferred Stock, Series C, $0.01 par value, with a liquidation preference of $1,000 per share (equivalent to $25.00 per depositary share), referred to herein as the Preferred Stock. As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

For a discussion of certain risks that you should consider in connection with an investment in the depositary shares, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and all subsequent filings under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, as well as the additional risk factors contained in this prospectus supplement beginning on page S-10 and the accompanying prospectus.

We will pay dividends on the Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of our board of directors. If declared, dividends will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, from the date of issuance at a rate of     % per annum, payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2013. Upon payment of any dividends on the Preferred Stock, holders of depositary shares will receive a proportionate payment.

Dividends on the Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Preferred Stock for any future dividend period.

We may redeem the Preferred Stock at our option, (1) in whole or in part, from time to time, on any dividend payment date on or after September 15, 2018 at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, or (2) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as described herein), at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends and any accrued and unpaid dividends (whether or not declared) for the then-current dividend period to but excluding the redemption date. If we redeem the Preferred Stock, the depositary will redeem a proportionate number of depositary shares.

The Preferred Stock will not have any voting rights, except as set forth under “Description of the Preferred Stock—Voting Rights” on page S-38.

Neither the Preferred Stock nor the depositary shares are deposits or other obligations of a bank or are insured by the Federal Deposit Insurance Corporation, referred to herein as the FDIC, or any other government agency.

Neither the Securities and Exchange Commission, referred to herein as the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discounts and Commissions	Proceeds to First PacTrust (before expenses)(2)
Per depositary share	$	$	$
Total	$	$	$

(1)	Plus accrued dividends, if any, from the date of original issuance, which is expected to be , 2013.
(2)	Assumes no exercise of the underwriters’ overallotment option, described below.

The underwriters expect to deliver the depositary shares to purchasers in book-entry form through the facilities of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, referred to herein as Euroclear, and Clearstream Banking, a société anonyme, referred to herein as Clearstream, on or about                     , 2013.

We have granted the underwriters an option to purchase up to an additional          depositary shares within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discounts and commissions, to cover overallotments, if any.

We have applied to list the depositary shares on the NASDAQ Global Market under the symbol “BANCP.” If the application is approved, trading of the depositary shares on the NASDAQ Global Market is expected to commence within 30 days after they are first issued.

Joint Book-Running Managers

Goldman, Sachs & Co.	Keefe, Bruyette & Woods

A Stifel Company

Lead Manager

D.A. Davidson & Co.

Co-Managers

Wunderlich Securities	Sandler O’Neill + Partners, L.P.	Sterne Agee	FIG Partners, LLC

The date of this prospectus supplement is                     , 2013

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus and in this prospectus supplement and under the heading “Incorporation by Reference” in this prospectus supplement.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any written communication from First PacTrust or the underwriters specifying the final terms of this offering. Neither we nor the underwriters have authorized anyone to provide you with different or additional information from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters are offering to sell the depositary shares and the Preferred Stock, and seeking offers to buy the depositary shares and the Preferred Stock, only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the depositary shares or the Preferred Stock and they may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sales of the depositary shares or Preferred Stock.

In this prospectus supplement and the accompanying prospectus, references to “First PacTrust,” “we,” “our” and “us” mean First PacTrust Bancorp, Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the information incorporated by reference in them include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those identified by the words “may,” “will,” “should,” “could,” “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “potential,” or “project” and similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement for our pending acquisition of The Private Bank of California, or PBOC, or our agreement for our pending sale of certain branches to AmericanWest Bank, each described in this prospectus supplement and in the documents incorporated by reference herein;

•	the outcome of any legal proceedings that may be instituted against First PacTrust or PBOC;

•	the inability to complete the pending PBOC transaction or our pending sale of certain branches to AmericanWest Bank due to the failure to satisfy the conditions to completion;

•

risks that the pending PBOC transaction, our pending sale of certain branches to AmericanWest Bank or our recently completed acquisitions of Beach Business Bank and Gateway Bancorp, may disrupt current plans and operations, the potential difficulties in customer and employee retention as a result of the transactions and the amount of the costs, fees, expenses and charges related to the transactions;

•	continuation or worsening of turmoil in the financial markets;

•

the credit risks of lending activities, which may be affected by further deterioration in the real estate markets and the financial condition of borrowers, may lead to increased loan and lease delinquencies and losses and nonperforming assets in our loan portfolio, may result in our allowance for loan and lease losses not being adequate to cover actual losses and may require us to materially increase our loan and lease loss reserves;

•	the quality and composition of our securities portfolio;

•	changes in general economic conditions, either nationally or in our market areas;

•

continuation of the historically low short-term interest rate environment, changes in the levels of general interest rates and the relative differences between short- and long-term interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans and leases, the number of unsold homes and other properties and fluctuations in commercial and residential real estate values in our market area;

•

results of examinations of us by regulatory authorities and the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan and lease losses, write down asset values or increase our capital levels, or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	legislative or regulatory changes that adversely affect our business, including changes in regulatory capital or other rules;

•	our ability to control operating costs and expenses;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges;

•	errors in our estimates in determining fair value of certain of our assets, which may result in significant declines in valuation;

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•	the network and computer systems on which we depend could fail or experience a security breach;

•	our ability to attract and retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and saving habits;

•	adverse changes in the securities markets;

•	earthquake, fire or other natural disasters affecting the condition of real estate collateral;

•	the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions;

•	inability of key third-party providers to perform their obligations to us;

•

changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board or their application to our business, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

•	war or terrorist activities; and

•

other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus or the documents incorporated by reference herein.

Some of these and other factors are discussed in our annual and quarterly reports previously filed with the SEC. Such developments could have an adverse impact on our financial position and results of operations. If one or more of the factors affecting our forward-looking statements proves incorrect, the actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. The effects of the factors described above are difficult to predict. Factors other than those described above also could adversely affect us, and investors should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

The forward-looking statements are based on our management’s beliefs and assumptions and are made as of the date of this prospectus supplement (or, in the case of such statements contained in the accompanying prospectus, or document incorporated by reference, as of the date on the front of such prospectus or document). We undertake no obligation to publicly update or revise any forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains a website at http://www.sec.gov that contains information we file electronically with the SEC.

We have filed a Registration Statement on Form S-3 (File No. 333-170622) with the SEC regarding the securities offered hereby. This prospectus supplement does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus supplement pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify those statements in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (File Number 001-35522) (excluding, in each case, information deemed to be furnished and not filed with the SEC) after the date of this prospectus supplement until the completion of this offering. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 28, 2013, as amended on Form 10-K/A filed on April 30, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed on May 10, 2013; and

•

our Current Reports on Form 8-K filed with the SEC on November 2, 2012; January 3, 2013; February 19, 2013; March 4, 2013; March 5, 2013; April 2, 2013; April 11, 2013; April 25, 2013 (two filings); May 6, 2013; May 15, 2013; June 3, 2013; June 4, 2013 (two filings); and June 5, 2013.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus supplement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus supplement incorporates. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at Investor Relations, First PacTrust Bancorp, Inc., 18500 Von Karman Avenue, Suite 1100, Irvine, California 92612, telephone number (949) 236-5300.

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In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information. The agreements may contain representations and warranties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement, as well as the documents incorporated by reference in this prospectus supplement, before making a decision to invest in the depositary shares and Preferred Stock.

First PacTrust

We are a bank holding company incorporated in the state of Maryland, primarily engaged in the business of planning, directing and coordinating the business activities of our wholly owned subsidiaries, Pacific Trust Bank, a federally chartered savings bank, referred to herein as PacTrust, and Beach Business Bank, a California state-chartered bank, referred to herein as Beach. We are headquartered in Irvine, California and currently have 20 banking offices in Los Angeles, Orange, San Diego and Riverside counties, eight of which we have agreed to sell, as described under “—Recent Developments—Pending Sale of Branches,” and 38 loan production offices in California, Arizona, Oregon, Montana and Washington. PacTrust is a 71-year-old, community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. PacTrust’s principal business consists of attracting retail deposits from the general public and investing these funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences and a variety of consumer loans. PacTrust also originates loans secured by multi-family and commercial real estate and, to a lesser extent, commercial business loans. Beach is a community bank engaged in the general commercial banking business. Beach offers deposit and loan products to individuals and small- to mid-sized businesses. Beach’s business plan emphasizes providing specialized financial services to individuals and businesses in its service area. In addition, Beach specializes in providing U.S. Small Business Administration, or SBA, loans, as a member of the SBA’s Preferred Lender Program.

We had total consolidated assets of $2.1 billion at March 31, 2013, an increase of $368.4 million compared to $1.7 billion at December 31, 2012 and an increase of $968.0 million compared to $1.1 billion at March 31, 2012. Total consolidated loans and leases receivable of $1.6 billion at March 31, 2013 increased $377.2 million compared to $1.2 billion at December 31, 2012 and increased $783.0 million compared to $828.3 million at March 31, 2012. The increases in total assets and loans and leases receivable were due mainly to organic loan growth, loans acquired in the Beach and Gateway Bancorp, or Gateway, acquisitions and purchases of seasoned residential mortgage loans. Total consolidated deposits of $1.7 billion at March 31, 2013 represented an increase of $392.5 million compared to $1.3 billion at December 31, 2012 and an increase of $845.0 million compared to $853.8 million at March 31, 2012.

Total consolidated shareholders’ equity decreased $0.5 million, or 0.3%, to $188.3 million at March 31, 2013 compared to $188.8 million at December 31, 2012 and increased $4.3 million compared to $184.0 at March 31, 2012. Net income for the three month period ended March 31, 2013 was $929 thousand, reflecting a $552 thousand or 146.4% increase over net income of $377 thousand in the same period of the prior year. Pacific Trust Bank total equity was $174.7 million at March 31, 2013, or 10.6% of its total assets on that date. As of March 31, 2013, Pacific Trust Bank regulatory capital ratios were as follows: core capital 10.5%; Tier 1 risk-based capital 18.0%; and total risk-based capital 19.3%. Beach Business Bank total equity was $53.1 million at March 31, 2013, or 13.1% of its total assets on that date. As of March 31, 2013, Beach Business Bank’s regulatory capital ratios were as follows: core capital 13.4%; Tier 1 risk-based capital 15.4%; and total risk-based capital 16.1%.

Our goal is to be the premier community bank holding company in Southern California, serving the needs of growing families, high net worth individuals, professionals and small- to mid-sized businesses and their owners. Toward this end, we have adopted a business plan aimed at completing our transformation from a traditional thrift to a full-service community bank through a combination of organic growth and acquisitions.

Our principal executive offices are located at 18500 Von Karman Avenue, Suite 1100, Irvine, California 92612. Our telephone number is (949) 236-5300. Our internet address is www.firstpactrustbancorp.com. Information contained on or accessible from our website is not incorporated into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Beach Business Bank Acquisition

On July 1, 2012, we completed our acquisition of Beach for aggregate cash consideration of approximately $39.1 million plus one-year warrants to purchase up to an aggregate of 1.4 million shares of our common stock at an exercise price of $14.00 per share. As of July 1, 2012, Beach had total assets of $312.0 million, total loans of $229.7 million and total deposits of $271.3 million. Upon the completion of the acquisition, Beach became a wholly owned subsidiary of First PacTrust.

Gateway Bancorp Acquisition

On August 17, 2012, we completed our acquisition of Gateway, the holding company for Gateway Business Bank, for an aggregate purchase price of $15.4 million in cash. In connection with the acquisition, Gateway Business Bank was merged into PacTrust. As of August 17, 2012, Gateway Business Bank had total assets of $178.0 million, total loans of $131.3 million and total deposits of $143.0 million. The acquisition included Mission Hills Mortgage Bankers, the mortgage banking division of Gateway Business Bank. From 2006 through the acquisition date, Mission Hills Mortgage Bankers originated approximately $6 billion of mostly prime mortgage loans, a majority of which have been sold servicing-released through correspondent relationships with financial institutions including through Government Sponsored Enterprises. Prior to merging with PacTrust, Gateway Business Bank independently operated two full service branches in Laguna Hills and Lakewood, California and Mission Hills Mortgage Bankers operated 22 retail mortgage production offices throughout California, Oregon, Washington and Arizona. Mission Hills Mortgage Bankers now operates as a division of PacTrust.

Pending Acquisition of The Private Bank of California

On August 21, 2012, First PacTrust and Beach entered into a definitive agreement to acquire all of the outstanding stock of The Private Bank of California, or PBOC, a California-chartered bank. Pursuant to the agreement, if the PBOC merger is completed, PBOC will merge with and into Beach (or at the option of First PacTrust, PacTrust). At March 31, 2013, PBOC had total assets of $674.3 million, total loans, net of allowance for loan losses, of $369.4 million and total deposits of $580.7 million. PBOC provides a range of financial services, including credit and deposit products, as well as cash management services, from its headquarters located in the Century City area of Los Angeles, California, its full-service branch in Hollywood and its loan production office in downtown Los Angeles. PBOC’s target clients include high net worth and high income individuals, business professionals and their professional service firms, business owners, entertainment service businesses and non-profit organizations.

If the PBOC merger is completed, each holder of PBOC common stock outstanding immediately prior to the completion of the merger will receive his, her or its proportional share of (1) 2,083,333 shares of First PacTrust common stock and (2) $24,887,513 in cash, in each case subject to certain adjustments. If the total value of the merger consideration, calculated for this purpose using $12.00 as the value of one share of First PacTrust common stock, would otherwise exceed an amount equal to 1.30 times PBOC’s tangible common equity as of the last business day of the month immediately prior to the closing of the merger (after subtracting from tangible common equity certain unaccrued one-time PBOC merger-related costs and expenses) then the cash portion of the merger consideration will be adjusted downward until the total value of the merger consideration is equal to such amount. We plan to finance the cash portion of the merger consideration with cash on hand.

In addition, if the PBOC merger is completed, each share of preferred stock issued by PBOC as part of the Small Business Lending Fund, or SBLF, program of the United States Department of Treasury (10,000 shares in the aggregate with a liquidation preference of $1,000 per share) will be converted automatically into one substantially identical share of First PacTrust preferred stock, to be designated Senior Non-Cumulative Perpetual Preferred Stock, Series B. The terms of the Senior Non-Cumulative Perpetual Preferred Stock, Series B, to be issued by First PacTrust in exchange for the PBOC preferred stock are substantially identical to, and will rank equally with, the Senior Non-Cumulative Perpetual Preferred Stock, Series A, previously issued by First PacTrust (and currently outstanding) as part of its own participation in the SBLF program (32,000 shares in the aggregate with a liquidation preference of $1,000 per share). Upon its issuance, the Senior Non-Cumulative Perpetual Preferred Stock, Series B, will rank equally with the Senior Non-Cumulative Perpetual Preferred Stock, Series A and the Preferred Stock. See “Description of the Preferred Stock—Ranking.”

Completion of the transaction is subject to certain conditions, including receipt of approval of PBOC shareholders. Our merger application for Beach and PBOC was approved by the California Department of Financial Institutions on March 21, 2013 and by the FDIC on March 27, 2013. We expect to complete the transaction on or before July 5, 2013, although we cannot assure you that the transaction will close by such date or at all. The acquisition will be accounted for under the acquisition method of accounting.

Pending Sale of Branches

On May 31, 2013, PacTrust entered into a definitive agreement with AmericanWest Bank, or AWB, a Washington state chartered bank, pursuant to which PacTrust agreed to sell eight branches and related assets and deposit liabilities to AWB (referred to herein as the Branch Sale). The branches that are being sold are located in Riverside, Temecula, Chula Vista, El Cajon, San Diego and Lakewood, California. At the close of the transaction, AWB will assume certain of the liabilities and obligations of the branches, and PacTrust will sell and transfer to AWB certain real property for three of the branch locations that are owned by PacTrust, as well as leasehold interests for the other five of the branch locations, together with furniture, fixtures and equipment. At the close of the transaction, PacTrust will receive the following overall purchase price: (1) a deposit premium generally calculated as 2.3% of the average daily deposit balance of the assumed deposit accounts, subject to certain exclusions and exceptions as described in the agreement, (2) $5.8 million for the purchase of the three owned branches and (3) $0.5 million for furniture, fixtures and equipment. The agreement targets an October 4, 2013 closing date, subject to obtaining regulatory approval and satisfaction of other conditions to closing.

Risk Factors

Investing in the depositary shares involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-10 of this prospectus supplement and under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 28, 2013, as amended on Form 10-K/A, filed with the SEC on April 30, 2013, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 10, 2013, as well as all other information included in this prospectus, including the documents incorporated by reference in this prospectus.

THE OFFERING

The following summary contains basic information about the depositary shares, the Preferred Stock and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the depositary shares. For a more complete understanding of the depositary shares and the Preferred Stock, you should read “Description of the Preferred Stock” and “Description of the Depositary Shares” in this prospectus supplement as well as “Description of Common Stock and Preferred Stock—Preferred Stock” and “Description of Depositary Shares” in the accompanying prospectus. To the extent that the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. In this section, “The Offering,” the “Company,” “we,” “our,” or “us” refer only to First PacTrust Bancorp, Inc. and not to any of its subsidiaries.

Issuer	First PacTrust Bancorp, Inc.

Securities Offered	depositary shares each representing a 1/40th ownership interest in a share of % Non-Cumulative Perpetual Preferred Stock, Series C, $0.01 par value, with a liquidation preference of $1,000 per share (equivalent to $25.00 per depositary share) of the Company, referred to herein as the Preferred Stock. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all of the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We reserve the right to re-open this series of preferred stock and issue additional shares of the Preferred Stock and depositary shares representing the Preferred Stock either through public or private sales at any time and from time to time. The additional shares of Preferred Stock, and the depositary shares representing such Preferred Stock, would form a single series with the shares of Preferred Stock and the depositary shares offered by this prospectus supplement.

We have granted the underwriters an option to purchase up to an additional depositary shares within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discounts and commissions, to cover overallotments, if any.

Dividends	We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board of directors. If declared, dividends will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, from the date of issuance at a rate of % per annum, payable quarterly, in arrears. See also “Dividend Payment Dates” below. Upon the payment of any dividends on the Preferred Stock, holders of depositary shares will receive a related proportionate payment.

Dividends on the Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend for any future dividend period with respect to the Preferred Stock or any other class or series of our preferred stock.

Notwithstanding any other provision hereof, dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with the laws and regulations applicable to us, including applicable capital adequacy guidelines.

During any dividend period while the Preferred Stock is outstanding, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

• no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock, other than:

• a dividend payable solely in junior stock; or

• any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

•   no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) other than:

• as a result of a reclassification of junior stock for or into other junior stock;

• the exchange or conversion of one share of junior stock for or into another share of junior stock;

• through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•   purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•   purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; or

• the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

•   no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock except by conversion into or exchange for junior stock.

When dividends are not paid in full upon the shares of Preferred Stock and any parity stock, all dividends declared upon shares of Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other for the then-current dividend period for the Preferred Stock.

Dividend Payment Dates	Dividends on the Preferred Stock will be payable when, as, and if declared by our board of directors or a duly authorized committee of our board of directors, quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, each referred to herein as a dividend payment date, beginning on September 15, 2013. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid.

Redemption	The Preferred Stock is perpetual and has no maturity date. We may redeem the Preferred Stock at our option, (1) in whole or in part, from time to time, on any dividend payment date on or after September 15, 2018, at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, or (2) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends and, without duplication, any accrued and unpaid dividends (whether or not declared) for the then-current dividend period to but excluding the redemption date. If we redeem the Preferred Stock, the depositary will redeem a proportionate number of depositary shares. Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock.

Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor bank regulatory authority that may become our appropriate federal banking agency, and referred to herein as the Federal Reserve) and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.

Liquidation Rights	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares of junior stock. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock and pro rata as to the Preferred Stock and any other shares of our stock ranking equally as to such distribution. Holders of the Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

Voting Rights	None, except with respect to authorizing or increasing the authorized amount of senior stock, certain share exchanges, reclassifications, mergers or consolidations, certain changes in the terms of the Preferred Stock and in the case of certain dividend non-payments. The holders of Preferred Stock will have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in our charter, of the Preferred Stock. See “Description of the Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of the Depositary Shares—Voting the Preferred Stock.”

Ranking	Shares of the Preferred Stock will rank senior to our common stock, equally with our Senior Non-Cumulative Perpetual Preferred Stock, Series A, and the Senior Non-Cumulative Perpetual Preferred Stock, Series B, that we will issue if the PBOC merger is completed, and at least equally with each other class or series of our preferred stock that we may issue in the future that, by its terms, ranks equally to the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of First PacTrust. See “Description of the Preferred Stock—Ranking.” We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment after satisfaction of all claims for indebtedness and other non-equity claims.

No Maturity	The Preferred Stock does not have any maturity date, and we are not required to redeem the Preferred Stock. Accordingly, the Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and receive prior approval of the Federal Reserve to do so.

Preemptive and Conversion Rights	None.

Tax Consequences	For discussion of the tax consequences relating to the depositary shares, see “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $ (or approximately $ if the underwriters exercise in full their option to purchase additional depositary shares), based on the public offering price of $ per depositary share, after deducting underwriting commissions and expenses. We intend to retain the majority of the net proceeds from this offering at First PacTrust for possible acquisitions, support of organic growth, investments in, or extensions of credit to, our subsidiaries, investments in securities and for general corporate purposes.

Risk Factors	Investing in the depositary shares involves risks. Before deciding whether to invest in the depositary shares, you should carefully consider the information set forth in the section of the prospectus supplement entitled “Risk Factors” beginning on page S-10, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Listing	We have applied to list the depositary shares on the NASDAQ Global Market under the symbol “BANCP.” If the application is approved, trading of the depositary shares on the NASDAQ Global Market is expected to commence within 30 days after they are first issued.

Depositary, Transfer Agent and Registrar	Registrar and Transfer Company

RISK FACTORS

An investment in the depositary shares involves various risks. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 28, 2013, as amended on Form 10-K/A, filed on April 30, 2013, and in Part II, Item 1A, “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed on May 10, 2013, and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. You should carefully consider the risks described below, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the depositary shares. The risks described below are not the only risks applicable to us. Additional risks not currently known to us or that we currently consider immaterial also may impair our business.

Risks Relating to The Depositary Shares and The Preferred Stock

You are making an investment decision about both the depositary shares and the Preferred Stock, which are different securities.

As described in this prospectus supplement, we are issuing depositary shares representing fractional interests in shares of Preferred Stock. The depositary will rely solely on the payments it receives on the Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities because their rights and privileges are different.

Our ability to pay dividends on the Preferred Stock may be limited by federal regulatory considerations.

As a bank holding company, First PacTrust’s ability to declare and pay dividends is primarily dependent on the receipt of dividends and other distributions from our subsidiaries. The principal source of our liquidity at the parent company level is dividends from PacTrust and Beach, which are subject to various statutory and regulatory limitations on their ability to pay dividends or make other capital distributions. The amount available for dividend payments by PacTrust and Beach to First PacTrust without prior regulatory approval at March 31, 2013 was approximately $14.7 million.

In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, requires federal banking agencies to establish more stringent risk-based capital requirements and leverage limits applicable to banks and bank holding companies. In June 2012, the Federal Reserve, the FDIC and the Office of the Comptroller of the Currency, or OCC, issued three notices of proposed rulemaking, including a joint notice of proposed rulemaking, referred to herein as the June NPR, addressing, among other matters, Section 171 of the Dodd-Frank Act and the agreement reached with the Basel Committee on Banking Supervision, or Basel III. The June NPR set forth the proposed criteria for qualifying additional Tier 1 capital instruments consistent with Basel III, including the requirement that any dividends on such instruments only be paid out of the banking organization’s net income and retained earnings. Until the final rules are issued, we cannot predict the June NPR’s actual effect on us. These requirements, and any other new regulations or capital distribution constraints, could adversely affect our ability to pay dividends on the Preferred Stock and, therefore, your ability to receive distributions on the depositary shares.

The Preferred Stock is equity and is subordinate to our existing and future indebtedness.

The shares of Preferred Stock are equity interests in First PacTrust and do not constitute indebtedness. This means that the depositary shares, which represent proportional fractional interests in the shares of Preferred Stock, will rank junior to all indebtedness and other non-equity claims on First PacTrust with respect to assets available to satisfy claims on First PacTrust, including in a liquidation of First PacTrust. Our existing and future indebtedness may restrict payment of dividends on the Preferred Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends are payable only if declared by our board of directors or a duly authorized committee of our board of directors, (2) dividends do not cumulate if they are not declared and (3) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to under “Description of the Preferred Stock—Voting Rights.”

The Preferred Stock may be junior in rights and preferences to our future preferred stock.

We may in the future create and issue additional shares of preferred stock ranking senior to the Preferred Stock as to dividends and/or distribution of assets upon our liquidation, dissolution or winding up with the requisite consent of the holders of the Preferred Stock and other parity stock entitled to vote thereon. The terms of any of our future preferred stock which by its terms is expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock. This could result in dividends on the Preferred Stock not being paid.

Dividends on the Preferred Stock are discretionary and non-cumulative.

Dividends on the Preferred Stock are discretionary and will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Preferred Stock for any future dividend period.

Investors should not expect First PacTrust to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. This means that the Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors, including the holders of the depositary shares offered by this prospectus supplement. The Preferred Stock may be redeemed by us at our option, (1) either in whole or in part, on any dividend payment date on or after September 15, 2018, or (2) in whole but not in part, at any time within 90 days following a regulatory capital treatment event. In addition, our right to redeem the Preferred Stock is subject to limitations established by the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, and under current regulatory rules and regulations we would need prior regulatory approval to redeem the Preferred Stock. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose.

We may be able to redeem the Preferred Stock before September 15, 2018.

In addition to our ability to redeem the Preferred Stock on any dividend payment date on or after September 15, 2018, we may redeem the Preferred Stock at any time after it is issued upon the occurrence of certain events involving the capital treatment of the Preferred Stock if we determine in good faith that a regulatory capital treatment event has occurred. This redemption would be subject to the prior approval of the Federal Reserve. See “Description of the Preferred Stock—Redemption—Redemption Following a Regulatory Capital Treatment Event.”

It is possible that the Preferred Stock may not satisfy the proposed criteria for “tier 1 capital” instruments consistent with Basel III as set forth in the June NPR. As a result, in addition to other circumstances that may constitute a regulatory capital treatment event, if the Federal Reserve revises and replaces its current capital rules with the proposed risk-based and leverage capital requirements set forth in the June NPR, a regulatory capital treatment event could occur whereby we would have the right, subject to prior approval of the appropriate federal banking agency, to redeem the Preferred Stock in accordance with its terms prior to September 15, 2018 at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends and any accrued and unpaid dividends (whether or not declared).

Holders of the Preferred Stock and the depositary shares will have limited voting rights.

Holders of the Preferred Stock have no voting rights, except with respect to authorizing or increasing the authorized amount of senior stock, certain share exchanges, reclassifications, mergers or consolidations, certain changes in the terms of the Preferred Stock and in the case of certain dividend non-payments, as described under “Description of the Preferred Stock—Voting Rights.” Holders of depositary shares would instruct the depositary how to vote the shares of Preferred Stock in such circumstances based, in the case of each holder of depositary shares, on the proportional rights in the Preferred Stock represented by such holder’s depositary shares.

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.

There can be no assurance about the market prices for the depositary shares. Several factors, many of which are beyond our control, will influence the market prices of the depositary shares. Factors that might influence the market prices of the depositary shares include:

•	whether we declare or fail to declare dividends on the Preferred Stock from time to time;

•	our creditworthiness;

•	interest rates;

•	developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing and developments with respect to financial institutions generally;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the depositary shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to their purchase price.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, our ability to make dividend payments on the Preferred Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Various legal limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds or otherwise engage in transactions with us.

In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary’s liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the Preferred Stock will be effectively subordinated to all existing and future liabilities of our subsidiaries.

Under the regulations of the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require First PacTrust to commit resources to its subsidiary banks, even when doing so is not otherwise in the interests of First PacTrust or its shareholders or creditors.

We cannot assure you that a liquid trading market for the depositary shares will develop.

The depositary shares are a new issue of securities for the Company with no established trading market. We have applied to list the depositary shares on the NASDAQ Global Market. While we expect trading of the depositary shares on the NASDAQ Global Market to begin within the 30-day period after the initial issuance of the depositary shares, there is no guarantee that we will be able to list the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares and such market may not provide sufficient liquidity. Because the depositary shares do not have a stated maturity date, investors seeking liquidity will need to rely on the secondary market. We cannot assure you that a liquid trading market for the depositary shares will develop, that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable. We do not expect that there will be any separate public trading market for the shares of the Preferred Stock except as represented by the depositary shares.

Holders of depositary shares may be unable to use the dividends received deduction.

Distributions paid to corporate U.S. holders of the depositary shares out of dividends on the Preferred Stock may be eligible for the dividends received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Preferred Stock to qualify, in whole or in part, as dividends for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.” If any distributions on the Preferred Stock with respect to any fiscal year are not eligible for the dividends received deduction because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.

Offerings of debt, which are senior to our Preferred Stock upon liquidation, or other senior equity securities may adversely affect the amounts potentially payable in respect of the Preferred Stock upon liquidation.

We may desire or, as a regulated financial institution, be required in the future to increase our capital resources or liquidity through additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock and common stock. Upon liquidation, holders of our debt securities, lenders with respect to other borrowings and holders of any future preferred stock ranking senior to the Preferred Stock will receive distributions of our available assets prior to the holders of our Preferred Stock and depositary shares, and holders of any future preferred stock ranking on parity with the Preferred Stock as to liquidation will share ratably in any distributions upon liquidation, thereby reducing the amounts potentially payable in respect of the Preferred Stock upon liquidation.

Additional issuances of preferred stock or securities convertible into preferred stock may dilute existing holders of the depositary shares and affect the market price of the depositary shares.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. Our board of directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time generally without any action on the part of the shareholders, including issuing additional shares of Preferred Stock or additional depositary shares. The market price of the depositary shares could decline, and the voting power of the Preferred Stock or depositary shares be adversely affected, as a result of these other offerings. Although the approval of holders of depositary shares representing interests in the Preferred Stock will be required to issue any equity security ranking senior to the Preferred Stock, if we issue preferred stock in the future that has preference over, or is equal in preference to, the Preferred Stock with respect to the payment of dividends or upon liquidation, the rights of holders of the Preferred Stock and the depositary shares or the market price of the depositary shares could be adversely affected. Holders of the Preferred Stock and the depositary shares are not entitled to preemptive rights or other protections against dilution.

Risks Relating to Our Business and Operating Environment

Our business strategy includes significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

We intend to pursue an organic and acquisition growth strategy for our business. We regularly evaluate potential acquisitions and expansion opportunities. If appropriate opportunities present themselves, we expect to engage in selected acquisitions of financial institutions, branch acquisitions and other business growth initiatives or undertakings. There can be no assurance that we will successfully identify appropriate opportunities, that we will be able to negotiate or finance such activities or that such activities, if undertaken, will be successful.

There are risks associated with our growth strategy. To the extent that we grow through acquisitions, we cannot ensure that we will be able to adequately or profitably manage this growth. Acquiring other banks, branches or other assets, as well as other expansion activities, involves various risks including the risks of incorrectly assessing the credit quality of acquired assets, encountering greater than expected costs of integrating acquired banks or branches into PacTrust, and/or Beach, the risk of loss of customers and/or employees of the acquired institution or branch, executing cost savings measures, not achieving revenue enhancements and otherwise not realizing the transaction’s anticipated benefits. Our ability to address these matters successfully cannot be assured. In addition, our strategic efforts may divert resources or management’s attention from ongoing business operations, may require investment in integration and in development and enhancement of additional operational and reporting processes and controls and may subject us to additional regulatory scrutiny.

Our growth initiatives may also require us to recruit experienced personnel to assist in such initiatives. Accordingly, the failure to identify and retain such personnel would place significant limitations on our ability to successfully execute our growth strategy. In addition, to the extent we expand our lending beyond our current market areas, we could incur additional risks related to those new market areas. We may not be able to expand our market presence in our existing market areas or successfully enter new markets.

If we do not successfully execute our acquisition growth plan, it could adversely affect our business, financial condition, results of operations, reputation and growth prospects. In addition, if we were to conclude that the value of an acquired business had decreased and that the related goodwill had been impaired, that conclusion would result in an impairment of goodwill charge to us, which would adversely affect our results of operations. While we believe we will have the executive management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth.

Additionally, we may pursue divestitures of non-strategic branches or other assets. Such divestitures involve various risks, including the risks of not being able to timely or fully replace liquidity previously provided by deposits which may be transferred as part of a divestiture, which could adversely affect our financial condition and results of operations.

Our allowance for loan and lease losses may prove to be insufficient to absorb probable incurred losses in our loan and lease portfolio.

Lending money is a substantial part of our business. Every loan and lease carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	in the case of a collateralized loan or lease, the changes and uncertainties as to the future value of the collateral;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and

•	the duration of the loan or lease.

We maintain an allowance for loan and lease losses which we believe is appropriate to provide for probable incurred losses in our loan and lease portfolio. The amount of this allowance is determined by our management through a periodic review and consideration of several factors, including, but not limited to:

•	an ongoing review of the quality, size and diversity of the loan and lease portfolio;

•	evaluation of non-performing loans and leases;

•	historical default and loss experience;

•	historical recovery experience;

•	existing economic conditions;

•	risk characteristics of the various classifications of loans and leases; and

•	the amount and quality of collateral, including guarantees, securing the loans and leases.

If our loan and lease losses exceed our allowance for probable incurred loan and lease losses, our business, financial condition and profitability may suffer.

The determination of the appropriate level of the allowance for loan and lease losses inherently involves a high degree of subjectivity and requires us to make various assumptions and judgments about the collectability of our loan and lease portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans and leases. In determining the amount of the allowance for loan and lease losses, we review our loans and leases and the loss and delinquency experience, and evaluate economic conditions and make significant estimates of current credit risks and future trends, all of which may undergo material changes. If our estimates are incorrect, the allowance for loan and lease losses may not be sufficient to cover losses inherent in our loan and lease portfolio, resulting in the need for additions to our allowance through an increase in the provision for loan and lease losses. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans and leases, identification of additional problem loans and leases and other factors, both within and outside of our control, may require an increase in the allowance for loan and lease losses. Our allowance for loan and lease losses was 1.53% of loans and leases held for investment attributable to the allowance and 94.9% of nonperforming loans at March 31, 2013. In addition, bank regulatory agencies periodically review our allowance for loan and lease losses and may require an increase in the provision for loan and lease losses or the recognition of further charge-offs, based on judgments different than that of management. If charge-offs in future periods exceed the allowance for loan and lease losses, we will need additional provisions to increase the allowance for loan and lease losses. Any increases in the provision for loan and lease losses will result in a decrease in net income and may have a material adverse effect on our financial condition and results of operations.

Our business may be adversely affected by credit risk associated with residential property and declining property values.

At March 31, 2013, $1.0 billion, or 63.3% of our total gross loan and lease portfolio, was secured by single-family mortgage loans and home equity lines of credit. This type of lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in the California housing markets has reduced the value of the real estate collateral securing these types of loans and increased the risk that we would incur losses if borrowers default on their loans. Residential loans with high combined loan-to-value ratios generally will be more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, the borrowers may be unable to repay their loans in full from the sale proceeds. As a result, these loans may experience higher rates of delinquencies, defaults and losses, which will in turn adversely affect our financial condition and results of operations.

Our underwriting practices may not protect us against losses in our loan portfolio.

We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices, including: analyzing a borrower’s credit history, financial statements, tax returns and cash flow projections; valuing collateral based on reports of independent appraisers; and verifying liquid assets. Although we believe that our underwriting criteria are, and historically have been, appropriate for the various kinds of loans we make, we have incurred losses on loans that have met these criteria, and may continue to experience higher than expected losses depending on economic factors and consumer behavior. In addition, our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage and underwrite our customers become less predictive of future behaviors. Finally, we may have higher credit risk, or experience higher credit losses, to the extent our loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral. Our residential loan portfolio is largely jumbo loans that exceed the loan size limit of Fannie Mae and Freddie Mac and therefore have a more limited secondary market demand than that of conforming loans. At March 31, 2013, 71% of our commercial real estate loans and 78% of our residential mortgages were secured by collateral in Southern California. Deterioration in real estate values and underlying economic conditions in Southern California could result in significantly higher credit losses to our portfolio.

Our income property loans, consisting of commercial and multi-family real estate loans, involve higher principal amounts than other loans and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

We originate commercial and multi-family real estate loans for individuals and businesses for various purposes, which are secured by commercial properties. These loans typically involve higher principal amounts than other types of loans, and repayment is dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions. For example, if the cash flow from the borrower’s project is reduced as a result of leases not being obtained or renewed, the borrower’s ability to repay the loan may be impaired. Commercial and multi-family real estate loans also expose us to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be sold as easily as residential real estate. In addition, many of our commercial and multi-family real estate loans are not fully amortizing and contain large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment.

If we foreclose on a commercial or multi-family real estate loan, our holding period for the collateral typically is longer than for residential mortgage loans because there are fewer potential purchasers of the collateral. Additionally, commercial and multi-family real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, if we make any errors in judgment in the collectability of our commercial and multi-family real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios. As of March 31, 2013, our commercial and multi-family real estate loans totaled $457.7 million, or 28.2% of our total gross loan portfolio.

Our portfolio of Green Loans subjects us to greater risks of loss.

We have a portfolio of Green Account home equity loans, referred to herein as Green Loans, which generally have a 15-year draw period with interest-only payment requirements and a balloon payment requirement at the end of the draw period. The Green Loans include an associated “clearing account” that allows all types of deposit and withdrawal transactions to be performed by the borrower during the term. We ceased originating new Green Loans in 2011; however, existing Green Loan borrowers are entitled to continue to draw on their Green Loans, and at March 31, 2013, the balance of Green Loans in our portfolio totaled $193.3 million.

In 2011, we implemented an information reporting system which allowed us to capture more detailed information than was previously possible, including transaction level data concerning our Green Loans. Although such transaction level data would have enabled us to more closely monitor trends in the credit quality of our Green Loans, we do not possess the enhanced transaction level data relating to the Green Loans for periods prior to the implementation of those enhanced systems. Although we do not believe that the absence of such historical data itself represents a material impediment to our current mechanisms for monitoring the credit quality of the Green Loans, until we compile sufficient transaction level data going forward we are limited in our ability to use historical information to monitor trends in the portfolio that might assist us in anticipating credit problems. Green Loans expose us to greater credit risk than other residential mortgage loans because they are non-

amortizing and contain large balloon payments upon maturity. Although the Green Loans require the borrower to make monthly interest payments, we are also subject to an increased risk of loss because payments due under the loans can be made by means of additional advances drawn by the borrower, up to the amount of the credit limit, thereby increasing our overall loss exposure due to negative amortization. The balloon payment due on maturity may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment. Our ability to take remedial actions in response to these additional risks of loss is limited by the terms and conditions of the Green Loans, and our alternatives consist primarily of the ability to curtail additional borrowing when we determine that either the collateral value of the underlying real property or the credit worthiness of the borrower no longer supports the level of credit originally extended. Additionally, many of our Green Loans have larger balances than traditional residential mortgage loans, and accordingly, if the loans go into default either during the draw period or at maturity, any resulting charge-offs may be larger on a per loan basis than those incurred with traditional residential mortgage loans.

Repayment of our commercial and industrial loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may not be sufficient to repay the loan in the event of default.

We make our commercial and industrial loans primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Collateral securing commercial and industrial loans may depreciate over time, be difficult to appraise and fluctuate in value. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect the amounts due from its customers. Accordingly, we make our commercial and industrial loans primarily based on the historical and expected cash flow of the borrower and secondarily on underlying collateral provided by the borrower. As of March 31, 2013, our commercial and industrial loans totaled $79.4 million, or 4.9% of our total gross loan portfolio.

Any breach of representations and warranties made by us to our residential mortgage loan purchasers or credit default on our loan sales may require us to repurchase residential mortgage loans we have sold.

We sell a majority of the residential mortgage loans we originate in the secondary market pursuant to agreements that generally require us to repurchase loans in the event of a breach of a representation or warranty made by us to the loan purchaser. Any fraud or misrepresentation during the mortgage loan origination process, whether by us, the borrower, mortgage broker or another party to the transaction, or, in some cases, any early payment default on such mortgage loans, may require us to repurchase such loans.

We believe that, as a result of the increased defaults and foreclosures during the past several years resulting in increased demands for repurchases and indemnifications in the secondary market, many purchasers of residential mortgage loans are particularly aware of the conditions under which originators must indemnify or repurchase loans and would benefit from enforcing any repurchase remedies they may have. We believe that our exposure to repurchases under our representations and warranties includes the current unpaid balance of all loans we have sold, including loans originated and sold by Gateway prior to our acquisition. Gateway previously originated loans that had more flexible underwriting guidelines than our current guidelines, and we believe, a higher risk of loss. From 2004 through the time of our acquisition of Gateway in 2012, Gateway sold an aggregate of approximately $8.0 billion of residential loans. To recognize the potential loan repurchase or indemnification losses from those loans, we have recorded a reserve of $3.498 million as of March 31, 2013. During 2012, we sold an aggregate of $543.4 million of residential loans. A deterioration in the economy, an increase in interest rates or a decrease in home values could increase customer defaults on residential loans we sold, increase demands for repurchases and indemnification and increase our losses from loan repurchases and indemnifications. If we are required to indemnify or repurchase loans that we originate and sell that result in losses that exceed our reserve, this could adversely affect our business, financial condition and results of operations. In addition, any claims asserted against us in the future by one of our loan purchasers may result in liabilities or legal expenses that could have a material adverse effect on our results of operations and financial condition.

Other-than-temporary impairment charges in our investment securities portfolio could result in losses and adversely affect our continuing operations.

As of March 31, 2013, our investment securities portfolio consisted of 73 securities, 31 of which were in an unrealized loss position. The majority of unrealized losses are related to private label residential mortgage-backed securities, as discussed below.

Our private label residential mortgage-backed securities that are in an unrealized loss position had a fair value of $12.3 million with unrealized losses of $91 thousand at March 31, 2013. Our agency residential mortgage-backed securities that are in an unrealized loss position had a fair value of $15.6 million with unrealized losses of $126 thousand at March 31, 2013. We monitor our securities portfolio to insure it has adequate credit support, and we believe as of March 31, 2013 there is no other than temporary impairment, or OTTI. We do not have the intent to sell these securities, and it is not likely that we will be required to sell the securities before their anticipated recovery. Of the $99.7 million securities portfolio, $92.9 million were rated AAA, AA or A, $5.9 million were rated BBB and $882 thousand were rated BB based on the most recent credit rating as of March 31, 2013. We consider the lowest credit rating for identification of potential OTTI. We sold the non-investment grade investment of $882 thousand during the month of April 2013, at a nominal gain, to maintain compliance with our investment policy.

We closely monitor our investment securities for changes in credit risk. The valuation of our investment securities also is influenced by external market and other factors, including implementation of SEC and Financial Accounting Standards Board guidance on fair value accounting. Accordingly, if market conditions deteriorate further and we determine our holdings of other investment securities are OTTI, our future earnings, shareholders’ equity, regulatory capital and continuing operations could be materially and adversely affected.

We currently hold a significant amount of bank-owned life insurance.

At March 31, 2013, we held $18.7 million of bank-owned life insurance, or BOLI, on certain key and former employees and executives, with a cash surrender value of $18.7 million. The eventual repayment of the cash surrender value is subject to the ability of the various insurance companies to pay death benefits or to return the cash surrender value to us if needed for liquidity purposes. We continually monitor the financial strength of the various companies with whom we carry these policies. However, any one of these companies could experience a decline in financial strength, which could impair its ability to pay benefits or return our cash surrender value. If we need to liquidate these policies for liquidity purposes, we would be subject to taxation on the increase in cash surrender value and penalties for early termination, both of which would adversely impact earnings.

If our investment in the Federal Home Loan Bank of San Francisco becomes impaired, our earnings and shareholders’ equity could decrease.

At March 31, 2013, we owned $8.4 million in Federal Home Loan Bank, or FHLB, stock. We are required to own this stock to be a member of and to obtain advances from our FHLB. This stock is not marketable and can only be redeemed by our FHLB. Our FHLB’s financial condition is linked, in part, to the 11 other members of the FHLB system and to accounting rules and asset quality risks that could materially lower their capital, which would cause our FHLB stock to be deemed impaired, resulting in a decrease in our earnings and assets.

We have a significant deferred tax asset that may or may not be fully realized.

We account for income taxes by recognizing deferred tax assets and liabilities based upon temporary differences between the financial reporting and tax basis of our assets and liabilities. A valuation allowance is established when necessary to reduce deferred tax assets when it is more-likely-than-not that a portion or all of the net deferred tax assets will not be realized. In assessing the realization of deferred tax assets, we evaluate both positive and negative evidence, including the existence of any cumulative losses in the current year and the prior two years, the amount of taxes paid in available carry-back years, the forecasts of future income, applicable tax planning strategies and assessments of current and future economic and business conditions. This analysis is updated quarterly and adjusted as necessary. As of March 31, 2013, we had a net deferred tax asset of $7.6 million, net of a $7.8 million valuation allowance. The net deferred tax asset as of March 31, 2013 is supported by tax planning strategies.

Our ability to utilize our deferred tax asset to offset future taxable income may be significantly limited if we experiences an “ownership change” under the Internal Revenue Code.

As of March 31, 2013, we had recognized a net deferred tax asset of approximately $7.6 million, which is included in our tangible common equity. Our ability to utilize our deferred tax asset to offset future taxable income may be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, referred to herein as the Code. In general, an ownership change will occur if there is a cumulative change in the ownership by “5-percent or more shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. If this were to occur, we would be subject to an annual limitation on our pre-ownership change deferred tax asset equal to the value of the corporation immediately before the ownership change, provided that the annual limitation would be increased each year to the extent that there is an unused limitation in a prior year.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $         (or approximately $         if the underwriters exercise in full their option to purchase additional depositary shares), based on the public offering price of $         per depositary share, after deducting underwriting commissions and expenses. We intend to retain the majority of the net proceeds from this offering at First PacTrust for possible acquisitions, support of organic growth, investments in, or extensions of credit to, our subsidiaries, investments in securities and for general corporate purposes.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to our pending acquisition of PBOC and our pending Branch Sale. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of First PacTrust, the pro forma impact of our pending Branch Sale and the historical financial information of PBOC as of March 31, 2013, and assumes that our pending acquisition of PBOC and our pending Branch Sale were completed on that date. The unaudited pro forma combined condensed consolidated statement of operations for the three-month period ended March 31, 2013 and for the twelve-month period ended December 31, 2012 gives effect to our completed acquisitions of Beach and Gateway, which closed on July 1, 2012 and August 17, 2012, respectively, and our pending acquisition of PBOC and our pending Branch Sale, as if all such transactions had been completed on January 1, 2012.

The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The unaudited pro forma combined condensed consolidated financial information also does not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors.

The value of our shares of common stock issued in connection with the PBOC acquisition will be based on the closing price of our common stock on the date the merger is completed. For purposes of the unaudited pro forma combined condensed consolidated financial information, the fair value of our common stock was assumed to be $12.00 per share. The actual value of our common stock at the completion of the merger could be different.

The unaudited pro forma combined condensed consolidated financial information includes estimated pro forma adjustments to record assets and liabilities for the pending Branch Sale and represents our pro forma estimates based upon information available as of March 31, 2013 and December 31, 2012. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the fair value of the components of assets and liabilities and as additional information becomes available and additional analyses are performed.

The unaudited pro forma combined condensed consolidated financial information includes estimated pro forma adjustments to record assets and liabilities of PBOC at their respective fair values and represents our pro forma estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the fair value of the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the PBOC acquisition is completed and after completion of thorough analyses to determine the fair value of PBOC’s tangible and identifiable intangible assets and liabilities as of the date the PBOC acquisition is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact our consolidated statement of operations due to adjustments in yields and interest rates and/or amortization or accretion of the adjusted assets or liabilities. Any changes to PBOC’s shareholders’ equity, including results of operations from March 31, 2013 through the date the PBOC acquisition is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The unaudited pro forma combined condensed consolidated financial information includes estimated pro forma adjustments to record assets and liabilities of Beach and Gateway at their respective fair values as of the transaction closing dates of July 1, 2012 and August 17, 2012, respectively, and represents our pro forma estimates based on available information. The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after completion of thorough analyses to determine the fair value of Beach’s and Gateway’s tangible and identifiable intangible assets and liabilities as of the respective transaction closing dates.

We anticipate that the completed acquisitions of Beach and Gateway, and the pending acquisition of PBOC and the pending Branch Sale, will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma combined condensed consolidated financial information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not necessarily reflect the exact benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the applicable historical consolidated financial statements and the related notes of First PacTrust, Beach, Gateway and PBOC. Historical consolidated financial statements of First PacTrust, Beach, Gateway and PBOC have been filed with the SEC and incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

The unaudited pro forma combined shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of our common stock or the actual or future results of operations of First PacTrust for any period. Actual results may be materially different than the pro forma information presented.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

as of March 31, 2013

(In thousands of dollars except per share data)

					PBOC Merger
	BANC Historical	Pro Forma Branch Sale Adjustments		Pro Forma BANC	PBOC Historical	Pro Forma Merger Adjustments		Pro Forma Combined BANC & PBOC
Assets:
Cash and due from banks	$8,420	$—		$8,420	$24,171	$(26,923)	(16)	$5,668
Interest-bearing deposits, fed funds sold & time deposits	118,411	—		118,411	3,586	—		121,997
Securities available for sale	99,658	—		99,658	267,312	—		366,970
Federal Home Loan Bank stock, at cost	8,844	—		8,844		—		8,844
Loans held for sale	114,582	—		114,582		—		114,582
Loans	1,627,272	—		1,627,272	376,280	(11,288)	(17)	1,992,264
Less: Allowance for loan losses	16,015	—		16,015	6,857	(6,857)	(18)	16,015

Net Loans	1,725,839	—		1,725,839	369,423	(4,431)		2,090,831
Servicing rights, net	3,077	—		3,077	—	—		3,077
Real estate owned, net	1,764	—		1,764	—	—		1,764
Premises and equipment, net	17,695	(3,205)	(13)	14,490	1,226	—		15,716
Bank owned life insurance investment	18,742	—		18,742	—	—		18,742
Deferred income tax	7,572	—		7,572	1,778	(1,352)	(19)	7,998
Goodwill	7,048	—		7,048	—	7,818	(20)	14,866
Other identifiable intangibles	5,107	—		5,107	—	8,564	(21)	13,671
Accrued interest receivable and other assets	28,878	—		28,878	6,825	—		35,703

Total assets	$2,051,055	$(3,205)		$2,047,850	$674,321	$(16,324)		$2,705,847

Liabilities and Stockholders’ Equity:
Noninterest-bearing	$142,735	$(28,214)	(14)	$114,521	$244,849	$—		$359,370
Interest-bearing	200,902	(58,353)	(14)	142,549	25,153	—		167,702
Money market accounts	348,169	(49,586)	(14)	298,583	216,244	—		514,827
Savings accounts	380,249	(172,704)	(14)	207,545	3,122	—		210,667
Certificates of deposits	626,743	(168,186)	(14)	458,557	91,362	914	(22)	550,833

Total deposits	$1,698,798	$(477,043)		$1,221,755	$580,730	$914		$1,803,399
Advances from Federal Home Loan Bank	50,000	473,838	(15)	523,838	39,949	—		563,787
Notes Payable, net	82,031			82,031	—	—		82,031
Reserve for loss reimbursements on sold loans	3,498			3,498	—	—		3,498
Accrued expenses and other liabilities	28,430			28,430	1,404	—		29,834

Total liabilities	$1,862,757	$(3,205)		$1,859,552	$622,083	$914		$2,482,549
Stockholders’ equity	188,298			188,298	52,238	(17,238)	(23)	223,298

Total liabilities and stockholders’ equity	$2,051,055	$(3,205)		$2,047,850	$674,321	$(16,324)		$2,705,847

The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the three-month period ended March 31, 2013

(In thousands of dollars except share and per share data)

					PBOC Merger
	BANC Historical	Pro Forma Branch Sale Adjustments		Pro Forma BANC	PBOC Merger Historical	Pro Forma Merger Adjustments		Pro Forma Combined BANC & PBOC
Interest income
Loans, including fees	$18,537	$—		$18,537	$3,671	$564	(5)	$22,772
Securities and other	631	—		631	1,160	—	(5)	1,791

Total interest income	19,168	—		19,168	4,831	564		24,563
Interest expense:
Deposits	1,999	(765)	(1)	1,234	355	(76)	(5)	1,513
Borrowings	1,810	461	(2)	2,271	29	—		2,300

Total interest expense	3,809	(304)		3,505	384	(76)		3,813

Net interest income before provision for loan and lease losses	15,359	304		15,663	4,447	641		20,751
Provision for loan and lease losses	2,168	—		2,168	320	—	(6)	2,488

Net interest income after provision for loan and lease losses	13,191	304		13,495	4,127	641		18,263
Non-interest income:
Customer service charges, fee and other	546	(135)	(3)	411	71	—		482
Loan servicing, net	188	—		188	—	—		188
Mortgage Banking Revenues	16,370	—		16,370	—	—		16,370
Net gain on sale of securities available for sale	308	—		308	671			979
Other	516	—		516	77	—		593

Total non-interest income	17,928	(135)		17,793	819	—	(7)	18,612
Non-interest expense:
Salaries and benefits	19,080	(728)	(4)	18,352	2,812	—		21,164
Occupancy and equipment expense	3,193	(237)	(4)	2,956	450	—	(8)	3,406
OREO expense	142	—		142	—	—		142
Amortization of core deposit and other intangibles	367	—		367	—	510	(9)	877
Other	6,776	(579)	(4)	6,197	1,035	—		7,232

Total non-interest expense	29,558	(1,545)		28,013	4,297	510	(10)	32,820

Income (loss) before income taxes	1,561	1,714		3,275	649	131		4,055
Income tax expense/(benefit)	632	743	(11)	1,375	202	126	(11)	1,703

Net income (loss)	$929	$970		$1,899	$447	$5		$2,352

Preferred stock dividends and discount accretion	288			288	25	—		313

Net income (loss) available to common shareholders	$641	$970		$1,611	$422	$5		$2,039

Basic earnings (loss) per share	$0.05			$0.13	$0.11			$0.14

Diluted earnings (loss) per share	$0.05			$0.13	$0.11			$0.14

Weighted average common shares outstanding—basic	11,965,478	—		11,965,478	3,872,801	(1,759,724)	(12)	14,078,555
Weighted average common shares outstanding—diluted	11,967,981	—		11,967,981	3,979,360	(1,857,433)	(12)	14,089,908

The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the twelve-month period ended December 31, 2012

(In thousands of dollars except share and per share data)

					Beach Merger				Gateway Merger				PBOC Merger
	BANC Historical	Pro Forma Branch Sale Adjust- ments		Pro Forma BANC	Beach Historical	Pro Forma Merger Adjust- ments		Pro Forma Combined BANC & Beach	Gateway Historical	Pro Forma Merger Adjust- ments		Pro Forma Combined BANC, Beach & Gateway	PBOC Merger Historical	Pro Forma Merger Adjust- ments		Pro Forma Combined BANC, Beach, Gateway & PBOC
Interest income
Loans, including fees	$51,942	$—		$51,942	$7,193	$454	(5)	$59,589	$4,248	621	(5)	$64,457	$13,616	2,244	(5)	$80,317
Securities and other	3,089	—		3,089	152	(15)	(5)	3,226	84	—		$3,310	5,885	—	(5)	$9,195

Total interest income	55,031	—		55,031	7,345	439		62,815	4,332	621		67,767	19,501	2,244		89,512
Interest expense
Deposits	5,960	(2,450)	(1)	3,510	869	(96)	(5)	4,283	721	(127)	(5)	4,877	1,617	(305)	(5)	6,189
Borrowings	2,519	2,012	(2)	4,531	0	—		4,531	0	—		4,531	112	—		4,643

Total interest expense	8,479	(438)		8,041	869	(96)		8,814	721	(127)		9,408	1,729	(305)		10,832

Net interest income before provision for loan and lease losses	46,552	438		46,990	6,476	535		54,001	3,611	748		58,359	17,772	2,549		78,680
Provision for loan and lease losses	5,500	—		5,500	850	—	(6)	6,350	—	—	(6)	6,350	1,367	—	(6)	7,717

Net interest income after provision for loan and lease losses	41,052	438		41,490	5,626	535		47,651	3,611	748		52,009	16,405	2,549		70,963
Non-interest income:
Customer service charges, fee and other	1,883	(539)	(3)	1,344	315	—		1,659	174	—		1,833	219	—		2,052
Loan servicing, net	92	—		92	258	—		350	(32)	—		318		—		318
Mortgage Banking Revenues	21,310	—		21,310	715	—		22,025	28,492	—		50,517		—		50,517
Net gain (loss) on sale of securities available for sale	(83)	—		(83)	—	—		(83)	—	—		(83)	1,886	—		1,803
Other	13,417	—		13,417	—	—		13,417	4	(11,627)	(24)	1,794	181	—		1,975

Total non-interest income	36,619	(539)		36,080	1,288	—	(7)	37,368	28,638	(11,627)	(7)	54,379	2,286	—	(7)	56,665
Non-interest expense:
Salaries and benefits	41,891	(2,913)	(4)	38,978	3,452	—		42,430	17,978	—		60,408	10,632	—		71,040
Occupancy and equipment expense	7,902	(948)	(4)	6,954	539	81	(8)	7,574	1,997	(57)	(8)	9,515	1,766	—		11,281
OREO expense	239	—		239	(5)	—		234	—	—		234	—	—		234
Amortization of core deposit and other intangibles	696	—		696	—	589	(9)	1,285	—	183	(9)	1,468	—	2,451	(9)	3,919
Other	20,832	(2,170)	(4)	18,662	2,334			20,996	7,608			28,604	3,879	—		32,483

Total non-interest expense	71,560	(6,030)		65,530	6,320	670	(10)	72,520	27,583	126	(10)	100,229	16,277	2,451	(10)	118,957

Income (loss) before income taxes	6,111	5,929		12,040	594	(135)		12,499	4,666	(11,006)		6,159	2,414	98		8,671
Income tax expense/(benefit)	115	4,942	(11)	5,057	—	193	(11)	5,250	512	(3,175)	(11)	2,587	175	880	(11)	3,642

Net income (loss)	$5,996	$987		$6,983	$594	$(328)		$7,249	$4,154	$(7,831)		$3,572	$2,239	$(782)		$5,029

Preferred stock dividends and discount accretion	1,359	—		1,359	193	—		1,552	—	—		1,552	100	—		1,652

				Beach Merger				Gateway Merger				PBOC Merger
	BANC Historical	Pro Forma Branch Sale Adjust- ments	Pro Forma BANC	Beach Historical	Pro Forma Merger Adjust- ments		Pro Forma Combined BANC & Beach	Gateway Historical	Pro Forma Merger Adjust- ments		Pro Forma Combined BANC, Beach & Gateway	PBOC Merger Historical	Pro Forma Merger Adjust- ments		Pro Forma Combined BANC, Beach, Gateway & PBOC
Net income (loss) available to common shareholders	$4,637	$987	$5,624	$401	$(328)		$5,697	4,154	$(7,831)		$2,020	2,139	$(782)		$3,377

Basic earnings (loss) per share	$0.40		$0.48	$0.10			$0.49	$415.46			$0.17	$0.56			$0.24

Diluted earnings (loss) per share	$0.40		$0.48	$0.09			$0.49	$415.46			$0.17	$0.54			$0.24

Weighted average common shares outstanding —basic	11,703,331		11,703,331	4,084,978	(4,084,978)	(12)	11,703,331	9,999	(9,999)	(12)	11,703,331	3,843,057	(1,759,724)	(12)	13,786,664
Weighted average common shares outstanding —diluted	11,712,507		11,712,507	4,249,402	(4,249,402)	(12)	11,712,507	9,999	(9,999)	(12)	11,712,507	3,940,766	(1,857,433)	(12)	13,795,840

The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

Note A—Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and results of operations of First PacTrust resulting from the completed Beach and Gateway acquisitions, which closed July 1, 2012 and August 17, 2012, respectively, and the pending PBOC acquisition, in each case under the acquisition method of accounting, and the pending Branch Sale. Under the acquisition method of accounting, the assets and liabilities of Beach and Gateway were, and the assets and liabilities of PBOC will be, recorded by First PacTrust at their respective fair values as of the date each transaction was or is completed. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of First PacTrust, the pro forma impact of our pending Branch Sale and the historical financial information of PBOC as of March 31, 2013, and assumes that our pending acquisition of PBOC and our pending Branch Sale were completed on that date. The unaudited pro forma combined condensed consolidated statements of operations for the three-month period ended March 31, 2013 and for the twelve-month period ended December 31, 2012 give effect to the completed Beach acquisition, the completed Gateway acquisition, the pending PBOC acquisition and the pending Branch Sale as if all such transactions had been completed on January 1, 2012.

Since the Beach and Gateway acquisitions and the pending PBOC acquisition are recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to First PacTrust’s balance sheet. In addition, certain nonrecurring costs associated with the completed Beach acquisition, the completed Gateway acquisition and the pending PBOC acquisition, such as potential severance, professional fees, legal fees and conversion-related expenditures, are expensed as incurred and not reflected in the unaudited pro forma combined condensed consolidated statements of operations.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan and lease losses and the allowance for loan and lease losses, for purposes of the unaudited pro forma combined condensed consolidated statement of operations for the three-month period ended March 31, 2013 and for the twelve-month period ended December 31, 2012, First PacTrust assumed no adjustments to the historical amount of Gateway’s, Beach’s or PBOC’s provision for loan losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Beach’s, Gateway’s or PBOC’s provision for loan losses presented.

Note B—Accounting Policies and Financial Statement Classifications

The accounting policies of PBOC are in the process of being reviewed in detail by First PacTrust. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

In connection with the pending PBOC acquisition and the recently completed Beach acquisition, the plan to integrate the operations of PBOC, Beach and PacTrust is still being developed. In connection with the Gateway acquisition, the retail branch operations, commercial lending activities and mortgage banking operations of Gateway’s subsidiary bank, Gateway Business Bank, have been integrated into PacTrust. The specific details of the plan to integrate the operations of PBOC, Beach and PacTrust will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where First PacTrust may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain premises, furniture and equipment and reassessing a possible deferred tax asset valuation allowance from a potential change in control for tax purposes. First PacTrust also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and the timing of these integration actions. No such costs were considered in the accompanying unaudited pro forma combined condensed consolidated statements of operations.

Note D—Estimated Annual Cost Savings

First PacTrust expects to realize cost savings from the completed Beach acquisition, the completed Gateway acquisition and the completion of the pending PBOC acquisition. These cost savings are not reflected in the unaudited pro forma combined condensed consolidated financial information and there can be no assurance they will be achieved in the amount, manner or timing currently contemplated.

Note E—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

(1) Interest expense reduction related to deposits held at sold branches.

(2) Additional interest expense incurred as a result of replacing deposits held at sold branches with advances from the Federal Home Loan Bank.

(3) Loss of fee income associated with deposits held at sold branches.

(4) Reduction in staffing, occupancy, FDIC insurance and other noninterest expenses items associated with sold branches.

(5) The amortization/accretion of fair value adjustments related to loans, investment securities, deposits and servicing rights over the estimated lives of the related asset or liability.

(6) Provision for loan losses does not reflect any potential impact of the fair value adjustments related to loans which includes an estimate of lifetime credit losses.

(7) Noninterest income does not reflect revenue enhancement opportunities.

(8) Amortization/accretion of fair value adjustments related to premises and equipment and operating leases.

(9) Amortization of core deposit intangibles over five years for Gateway, six years for Beach and an estimate of seven years for PBOC on an accelerated basis, and amortization of trade name intangibles over 20 years for Gateway and one year for Beach on an accelerated basis.

(10) Noninterest expenses do not reflect anticipated cost savings.

(11) Reflects the tax impact of the pro forma merger adjustments to the historical combined results of First PacTrust at a marginal income tax rate of 42%.

(12) Adjustment reflects the elimination of Beach, Gateway and PBOC’s weighted average shares outstanding and the issuance of 2,083,333 shares in the acquisition of PBOC.

(13) Adjustment reflects the elimination of net book value of fixed assets located at sold branches.

(14) Adjustment reflects elimination of deposits held at sold branches.

(15) Adjustment represents replacement of deposits held at sold branches with advances from the Federal Home Loan Bank.

(16) Payment for cash consideration of $26.923 million to PBOC shareholders is funded from cash and due from banks.

(17) $11.288 million adjustment made to reflect the preliminary estimated market value of PBOC’s loans, which includes an estimate of lifetime credit losses; loans include net deferred costs and unearned discounts.

(18) $6.857 million purchase accounting reversal of PBOC’s allowance for loan losses, which cannot be carried over.

(19) Includes a $1.352 million net deferred tax liability based on 42% of the fair value adjustments related to the acquired assets and assumed liabilities. Adjustment is shown as a reduction of the consolidated net deferred tax asset.

(20) Represents the recognition of goodwill resulting from the difference between the net fair value of the acquired assets and assumed liabilities and the value of the consideration paid to PBOC shareholders. The excess of the value of the consideration paid over the fair value of net assets acquired was recorded as goodwill and can be summarized as follows (in thousands of dollars, except share and per share data):

Calculation of Pro Forma Goodwill for PBOC (In thousands of dollars except share data)	March 31, 2013
First PacTrust shares to be issued to PBOC shareholders	2,083,333

Value of stock consideration paid to PBOC shareholders, based on $12.00 per First PacTrust common share	$25,000
Cash payment to PBOC shareholders	26,923

Total pro forma consideration paid	$51,923

Carrying value of PBOC net assets at March 31, 2013	$52,238
less: PBOC SBLF Preferred Stock	10,000

Carrying value of PBOC net assets attributable to common shareholders at March 31, 2013	$42,238
Fair value adjustments (debit / (credit)):
Loans, net	(4,431)
Core deposit intangible	8,564
Certificates of deposit	(914)
Deferred tax effect of adjustments (42%)	(1,352)

Total fair value adjustments	1,867

Fair value of net assets acquired on March 31, 2013	$44,105

Excess of consideration paid over fair value of net assets acquired (Goodwill)	$7,818

(21) Includes $8.564 million purchase accounting adjustment in recognition of the fair value of core deposit intangibles asset, which is 1.75% of core deposit liabilities, excluding certificates of deposit.

(22) $914 thousand adjustment made to reflect the estimated market value premium of PBOC’s certificates of deposits of 1.0%.

(23) Purchase accounting reversal of PBOC’s $42.238 million common equity accounts, net of additional $10.0 million of preferred stock. Adjustment made to include the value of the shares issued to PBOC shareholders totaling $25.0 million.

(24) Reversal of $11.627 million bargain purchase gain from Gateway acquisition included in First PacTrust historical net income for the twelve-month period ended December 31, 2012.

CAPITALIZATION

The following table shows our historical capitalization as of March 31, 2013:

•	on an actual basis;

•	as adjusted to give effect to the net proceeds of $ from the Preferred Stock offered hereby, assuming the underwriters do not exercise their option to purchase additional depositary shares; and

•

on a pro forma basis to further give effect to the pending acquisition of PBOC and the pending Branch Sale as described under “Unaudited Pro Forma Combined Condensed Consolidated Financial Information.”

You should read this table in connection with “Use of Proceeds” above, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 28, 2013, as amended on Form 10-K/A, filed on April 30, 2013, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed on May 10, 2013, and the financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2013
	Actual	As Adjusted	Pro forma
Short-term debt
FHLB advances	$35,000	$35,000	$548,787

Total short term debt	35,000	35,000	548,787

Long-term debt
FHLB advances	15,000	15,000	15,000
Senior notes due 2020, net of $2.719 million discount	82,031	82,031	82,031
Secured Borrowings	1,157	1,157	1,157

Total long term debt	98,188	98,188	98,188

Stockholder’s equity
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, 32,000 shares issued and outstanding at March 31, 2013 ( shares outstanding, as adjusted, and shares outstanding, pro forma)	31,934
Common stock, $0.01 par value per share, 196,863,844 shares authorized, 12,024,303 shares issued and 10,583,290 shares outstanding at March 31, 2013 (plus 2,083,333 shares outstanding, pro forma)	120	120	141
Class B non-voting non-convertible common stock, $0.01 par value per share, 3,136,156 shares authorized, 1,112,188 shares issued and outstanding at March 31, 2013	11	11	11
Additional paid-in capital	155,139	155,139	180,139
Retained earnings	25,755	25,755	25,755
Treasury stock, at cost (March 31, 2013: 1,171,013 shares)	(25,850)	(25,850)	(25,850)
Accumulated other comprehensive income, net	1,189	1,189	1,189

Total shareholders’ equity	188,298

Total capitalization	$321,486

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our historical ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividend requirements for the periods indicated are set forth in the table below. As of March 31, 2013, we had 32,000 shares of preferred stock outstanding. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividends. For purposes of computing these ratios, earnings consist of income before income taxes plus interest expense, and fixed charges consist of interest expense and the interest portion of our rental expense. Preferred stock dividend requirements represent the amount of pre-tax income required to pay dividends on preferred shares using our 42% marginal income tax rate. Prior to the issuance of Senior Non-Cumulative Perpetual Preferred Stock, Series A, to the U.S. Treasury under the SBLF in August 2011, we had issued preferred stock under the U.S. Treasury’s Capital Purchase Program in November of 2008, which we redeemed in December of 2010.

	March 31,		Year ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges:
Excluding interest on deposits	1.51	2.71	2.44	(1.58)	2.25	0.47	0.63
Including interest on deposits	1.27	1.23	1.54	0.48	1.34	0.84	0.91
Ratio of earnings to combined fixed charges and preferred stock dividends:
Excluding interest on deposits	1.23	0.63	1.47	(0.91)	1.45	0.35	0.61
Including interest on deposits	1.13	0.85	1.23	0.42	1.17	0.77	0.90

In each period during which earnings were insufficient to cover fixed charges, we met all financial obligations.

DESCRIPTION OF THE PREFERRED STOCK

General

The Preferred Stock is a single series of our authorized preferred stock. We are offering depositary shares, representing              shares of the Preferred Stock (or              depositary shares, representing              shares of the Preferred Stock if the underwriters exercise their option to purchase additional depositary shares in full) in the aggregate by this prospectus supplement and the accompanying prospectus. Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary, as described in “Description of the Depositary Shares.”

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of First PacTrust. The Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of First PacTrust to redeem or repurchase the Preferred Stock. The Preferred Stock will not be insured or guaranteed by the FDIC or any other government agency or instrumentality.

We reserve the right to reopen this series and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time. The additional shares would form a single series with the shares of Preferred Stock offered by this prospectus supplement.

Ranking

Shares of the Preferred Stock will rank:

•	senior to our junior stock;

•

equally with each other series of parity stock, including the Senior Non-Cumulative Perpetual Preferred Stock, Series A, the Senior Non-Cumulative Perpetual Preferred Stock, Series B we will issue if the PBOC merger is completed and any other class or series of stock we may issue in the future that, by its terms, ranks equally to the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of First PacTrust; and

•

junior to any class or series of stock we may issue in the future that ranks senior to the Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of First PacTrust, and to all of our existing and future debt obligations.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of stock of First PacTrust hereafter authorized over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of First PacTrust.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of First PacTrust that ranks on parity with the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of First PacTrust.

Dividends

Dividends on the Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend for any future dividend period with respect to the Preferred Stock or any other class or series of our preferred stock. Holders of Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of our board of directors, out of assets legally available for the payment of dividends under Maryland law, noncumulative cash dividends based on the liquidation preference of the Preferred Stock at a rate equal to     % per annum for each quarterly dividend period from the original issue date of the Preferred Stock to, but excluding, the redemption date of the Preferred Stock, if any. In the event that we issue additional shares of Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.

If declared by our board of directors or a duly authorized committee of our board of directors, we will pay dividends on the Preferred Stock quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, each such date referred to as a dividend payment date, beginning on September 15, 2013. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid. A business day means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York, or Los Angeles, California are closed.

If declared, dividends will be payable to holders of record of Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days before the applicable payment date, as shall be fixed by our board of directors or a duly authorized committee of our board of directors. The corresponding record dates for the depositary shares will be the same as the record dates for the Preferred Stock.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Preferred Stock and will end on and include September 14, 2013. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Preferred Stock will cease to accrue on the redemption date, if any, as described under “—Redemption,” unless we default in the payment of the redemption price of the shares of the Preferred Stock called for redemption.

Notwithstanding any other provision hereof, dividends on the Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause First PacTrust to fail to comply with the laws and regulations applicable thereto, including applicable capital adequacy guidelines.

So long as any share of Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan); (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants,

(v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of the Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

When dividends are not paid in full upon the shares of the Preferred Stock and any parity stock, all dividends declared upon shares of the Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends on the Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other for the then-current dividend period on the Preferred Stock.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of our board of directors, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

Optional Redemption

The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. We may redeem the Preferred Stock at our option, in whole or in part, from time to time, on any dividend payment date on or after September 15, 2018, at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of Preferred Stock called for redemption to but excluding the redemption date. Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock. Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve applicable to the redemption of the Preferred Stock.

Redemption Following a Regulatory Capital Treatment Event

We may redeem shares of the Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends and any accrued and unpaid dividends (whether or not declared) on the shares of Preferred Stock called for redemption for the then-current dividend period to but excluding the redemption date. A regulatory capital treatment event means the good faith determination by First PacTrust that, as a result of (1) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Preferred Stock; (2) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Preferred Stock, there is more than an insubstantial risk that First PacTrust will not be entitled to treat the full liquidation value of the shares of Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Preferred Stock is outstanding. Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve applicable to the redemption of the Preferred Stock.

Redemption Procedures

If shares of the Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Preferred Stock are held in book-entry form through The Depository Trust Company, or DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Preferred Stock to be redeemed from the holder;

•	the redemption price;

•	the place or places where the certificates evidencing shares of Preferred Stock are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends plus, in the case of a regulatory capital treatment event, accrued and unpaid dividends (whether or not declared) for the then-current dividend period to but excluding the redemption date. See “Description of the Depositary Shares” below for information about redemption of the depositary shares relating to the Preferred Stock.

In case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as we may determine to be fair and equitable. Subject to the provisions hereof, our board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time.

Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. See “Risk Factors—Investors should not expect First PacTrust to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.” Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, after satisfaction of liabilities of creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock, and before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock. Holders of the Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution. In addition, the Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

In any such distribution, if the assets of First PacTrust are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Preferred Stock and all holders of parity stock as to such distribution with the Preferred Stock, the amounts paid to the holders of Preferred Stock and any parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Preferred Stock and any parity stock, the holders of our junior stock shall be entitled to receive all remaining assets of First PacTrust according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of First PacTrust with any other entity, including a merger or consolidation in which the holders of Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of First PacTrust for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of First PacTrust.

Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Voting Rights

Except as provided below or as expressly required by applicable law, the holders of the Preferred Stock will have no voting rights.

Right to Elect Two Directors upon Nonpayment

Whenever dividends payable on the shares of Preferred Stock (whether or not declared) have not been paid in an aggregate amount equal to full dividends for six or more quarterly dividend periods, whether or not consecutive (we refer to such occurrence as a Nonpayment Event), the authorized number of our directors will automatically be increased by two. The holders of the Preferred Stock will have the right, together with holders of any other series of preferred stock on which similar voting rights have been conferred and are exercisable with respect to the matter (i.e., on which dividends likewise have not been paid) (which we refer to as Voting Parity Stock), voting together as a class in proportion to their respective liquidation preferences, by a plurality of the votes cast, to elect two directors (which we refer to as Preferred Stock Directors) to fill such newly created directorships, but only if the election of any such Preferred Stock Director would not cause us to violate the corporate governance requirement of the NASDAQ Global Market (or any other exchange on which our securities may be listed or traded) that listed or traded companies must have a majority of independent directors. Our board of directors shall at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to voting rights.

In the event that the holders of Preferred Stock and any Voting Parity Stock shall be entitled to vote for the election of Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the combined liquidation preference of all shares of Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless the request for a special meeting is received less than 90 days before the date fixed for our next annual or special meeting of our shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and subsequently at each annual meeting of our shareholders. Any request to call a special meeting for the initial election of Preferred Stock Directors after a Nonpayment Event must be made by written notice, signed by the requisite holders of Preferred Stock and/or Voting Parity Stock, and delivered to our Corporate Secretary in person, by first class mail or in any other manner permitted by our charter or bylaws or by applicable law. If our Corporate Secretary fails to call a special meeting for the election of Preferred Stock Directors within 20 days of receiving proper notice, any holder of Preferred Stock may call such a meeting at our expense solely for the election of Preferred Stock Directors. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders if such office shall not have been previously terminated as below provided.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Preferred Stock and Voting Parity Stock representing at least a majority of the combined liquidation preference of the Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). If any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the then-remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). The Preferred Stock Directors will be entitled to one vote per director on any matter that shall come before our board of directors for a vote.

When dividends have been paid in full on the Preferred Stock for at least four consecutive quarterly dividend periods, then the right of the holders of Preferred Stock to elect Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of the holders of Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate, and the number of directors constituting our board of directors will automatically be reduced accordingly.

Under regulations and interpretations adopted by the Federal Reserve and its staff, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities, and a company holding 25% or more of the series, or a lesser percentage if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the Bank Holding Company Act of

1956, as amended, to acquire or retain more than 5% of that series. Any other person (other than a bank holding company), either individually or acting through or in concert with others, will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

Other Voting Rights

So long as any shares of the Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Preferred Stock, voting separately as a class, shall be required to:

•

amend, alter or repeal the provisions of First PacTrust’s charter (including the articles supplementary creating the Preferred Stock), or First PacTrust’s bylaws, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:

•	increases in the amount of the authorized common stock or, except as provided below, preferred stock;

•	increases or decreases in the number of shares of any series of preferred stock ranking equally with or junior to the Preferred Stock; or

•

the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock) ranking equally with or junior to the Preferred Stock;

•

amend or alter First PacTrust’s charter to authorize or increase the authorized amount of or issue shares of any class or series of senior stock, or reclassify any of our authorized capital stock into any such shares of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or

•

consummate a binding share exchange, a reclassification involving the Preferred Stock or a merger or consolidation of us with or into another entity; provided, however, that the holders of Preferred Stock will have no right to vote under this provision if in each case:

•

the Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and

•

the Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Preferred Stock, taken as a whole.

Except as described above, each holder of Preferred Stock will have one vote per share on any matter on which holders of Preferred Stock are entitled to vote. The holders of Preferred Stock will have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in our charter, of the Preferred Stock.

As used in this section, “senior stock” means any class or series of stock of First PacTrust ranking senior to the Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of First PacTrust. As of the date of this prospectus supplement, there is no existing senior stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed or called for redemption in accordance with the provisions described above upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Preferred Stock to effect such redemption.

Preemptive and Conversion Rights

The holders of the Preferred Stock do not have any preemptive or conversion rights.

Depositary, Transfer Agent and Registrar

Registrar and Transfer Company will be the depositary, transfer agent and registrar for the Preferred Stock.

DESCRIPTION OF THE DEPOSITARY SHARES

We are issuing depositary shares representing proportional fractional interests in shares of the Preferred Stock. Each depositary share represents a 1/40th interest in a share of the Preferred Stock, and will be evidenced by depositary receipts. We will deposit the underlying shares of the Preferred Stock with a depositary pursuant to a deposit agreement among us, Registrar and Transfer Company, acting as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in “Book-Entry Issuance.”

Immediately following the issuance of the Preferred Stock, we will deposit the Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in “Incorporation by Reference.”

If we reopen the series and issue additional shares of Preferred Stock, we would issue additional depositary shares representing such Preferred Stock. The additional depositary shares would form a single series with the depositary shares offered hereby.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of depositary shares relating to the underlying Preferred Stock in proportion to the number of depositary shares held by the holders. If First PacTrust makes a distribution other than in cash, the depositary will distribute any securities or property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the securities or property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the redemption price per share payable with respect to the Preferred Stock (or $25.00 per depositary share), plus (1) any declared and unpaid dividends, without accumulation of any undeclared dividends, or (2) in the case of a regulatory capital treatment event, plus any declared and unpaid dividends and any accrued and, without duplication, unpaid dividends (whether or not declared) for the then-current period to, but excluding, the applicable redemption date.

Whenever we redeem shares of Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata, by lot or in such other manner determined by us to be fair and equitable. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.

Voting the Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote.

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will not vote the amount of the Preferred Stock represented by such depositary shares.

Listing

We have applied to list the depositary shares on the NASDAQ Global Market under the symbol “BANCP.” If the application is approved, trading of the depositary shares on the NASDAQ Global Market is expected to commence within 30 days after they are first issued.

Depositary, Transfer Agent and Registrar

Registrar and Transfer Company will be the depositary, transfer agent and registrar for the depositary shares.

Form of Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Issuance.” The Preferred Stock will be issued in registered form to the depositary.

BOOK-ENTRY ISSUANCE

We will issue the depositary shares under a book-entry system in the form of one or more global depositary receipts. We will register the global depositary receipts in the name of CEDE & Co., as a nominee for DTC, or such other name as may be requested by an authorized representative of DTC, and deposit the global depositary receipts with the depositary.

Following the issuance of the depositary shares in book-entry only form, DTC will credit the accounts of its participants with the depositary shares upon our instructions. In order to own a beneficial interest in a depositary receipt, you must be an organization that participates in DTC or have an account with an organization that participates in DTC, including Euroclear and Clearstream. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in U.S. depositaries names on the books of DTC.

As long as DTC or its nominee is the registered owner of the global depositary receipts, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global depositary receipts and all depositary shares represented by these depositary receipts for all purposes under the instruments governing the rights and obligations of holders of depositary shares. Except in the limited circumstances referred to above, owners of beneficial interests in global depositary receipts:

•	will not be entitled to have such global depositary receipts or the depositary shares represented by these receipts registered in their names;

•	will not receive or be entitled to receive physical delivery of depositary receipts in exchange for beneficial interests in the global depositary receipts; and

•

will not be considered to be owners or holders of the global depositary receipts or the depositary shares represented by these receipts for any purpose under the instruments governing the rights and obligations of holders of depositary shares.

Accordingly, each person owning a beneficial interest in the depositary receipts must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its beneficial interest, in order to exercise any rights of a holder of depositary shares.

As long as the depositary shares are represented by the global depositary receipts, we will pay dividends on the Preferred Stock represented by the depositary shares to or as directed by DTC as the registered holder of the global depositary receipts. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor our agent will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of DTC and its participants.

If we discontinue the book-entry only form system of registration, we will replace the global depositary receipt with depositary receipts.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants deposit with DTC.

DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at http://www.dtcc.com and http://www.dtc.org.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the under contract with Euroclear plc, a U.K. corporation). Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Settlement

As long as the depositary shares are represented by a global depositary receipt registered in the name of DTC, or its nominee, the depositary shares will trade in the DTC Same-Day Funds Settlement System. DTC requires secondary market trading activity in the depositary shares to settle in immediately available funds. This requirement may affect trading activity in the depositary shares. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the applicable procedures in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving depositary shares in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Notices

So long as the global depositary receipts are held on behalf of DTC or any other clearing system, notices to holders of depositary shares represented by a beneficial interest in the global depositary receipts may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, referred to herein as the Code, applicable U.S. Treasury regulations promulgated under the Code, judicial decisions and administrative rulings and published positions of the United States Internal Revenue Service, or IRS, each as in effect as of the date of this prospectus supplement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

The discussion is limited to taxpayers who will hold the depositary shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and who purchase the depositary shares in the initial offering at the initial offering price. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of depositary shares in light of their particular circumstances and does not apply to taxpayers subject to special rules under the U.S. federal income tax laws, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, dealers in securities, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that purchase or dispose of depositary shares as part of a wash sale and persons that will hold the depositary shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor.

The remainder of this discussion assumes that beneficial owners of depositary shares will be treated as owners of the underlying Preferred Stock for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the depositary shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding depositary shares should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of the depositary shares.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES. PROSPECTIVE HOLDERS OF THE DEPOSITARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES.

U.S. Holders

The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions

Distributions with respect to the depositary shares will be taxable as dividend income to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes. You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the depositary shares is greater than or equal to the amount of such distribution. However, you would be required to reduce your tax basis (but not below zero) in the depositary shares by the amount of such distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the depositary shares. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

A corporate U.S. holder may not be entitled to take the 70% dividends-received deduction in all circumstances and, even if they are so entitled, may be subject to special rules in respect of their ownership of the depositary shares.

Corporate U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to their ownership or disposition of the depositary shares in their particular circumstances.

Dispositions

A U.S. holder will generally recognize capital gain or loss on a sale or exchange or other taxable disposition (other than a redemption) of the depositary shares in an amount equal to the difference, if any, between (1) the amount realized upon the sale or exchange and (2) such U.S. holder’s adjusted tax basis in the shares sold or exchanged. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

If we redeem depositary shares held by a U.S. holder, it generally would be a taxable event. A U.S. holder would be treated as if it had sold or exchanged its depositary shares in a taxable transaction if the redemption:

•	results in a complete termination of the U.S. holder’s stock interest in us;

•	is substantially disproportionate with respect to the U.S. holder; or

•	is not essentially equivalent to a dividend with respect to the U.S. holder.

In determining whether any of these tests has been met, shares of stock considered to be owned by a U.S. holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must be taken into account.

If we redeem depositary shares in a redemption that meets one of the tests described above, a U.S. holder generally would recognize taxable gain or loss equal to the difference, if any, between (1) the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received and (2) such U.S. holder’s adjusted tax basis in the depositary shares redeemed. This gain or loss would be long-term capital gain or capital loss if the U.S. holder has held the depositary shares for more than one year.

If a redemption does not meet any of the tests described above, the U.S. holder generally would be taxed on the cash and fair market value of the property (other than stock of us or a successor to us) received as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce the U.S. holder’s tax basis in the depositary shares and thereafter would be treated as capital gain. If a redemption of the depositary shares is treated as a distribution that is taxable as a dividend, U.S. holders should consult with their own tax advisor regarding the allocation of their basis in the redeemed and remaining depositary shares.

Information Reporting and Backup Withholding on U.S. Holders

Dividend payments or other taxable distributions made to U.S. holders with respect to their depositary shares, as well as the payment of proceeds from the sale or redemption of a U.S. holder’s depositary shares that are made within the United States, will generally be subject to information reporting. Additionally, such payments may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

If a U.S. holder sells its depositary shares outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to such U.S. holder outside the United States, then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a U.S. holder sells its depositary shares through a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

This discussion in this section is addressed to a non-U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder.

Dividends

Except as described below, dividends (for U.S. federal income tax purposes) paid to a non-U.S. holder in respect of depositary shares generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless such dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States). In order to claim the benefits of an applicable income tax treaty, a non-U.S. holder generally must furnish us or other payor with a properly executed IRS Form W-8BEN prior to the distribution date. Non-U.S. holders eligible for a reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dividends (for U.S. federal income tax purposes) paid to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States) generally are not subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Dispositions

Subject to the discussion below under “—Information Reporting and Backup Withholding on Non-U.S. Holders” and “—Recent Legislative Developments,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of depositary shares unless:

•

the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and the non-U.S. holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the relevant class of Preferred Stock underlying the depositary shares and is not eligible for any treaty exemption.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

We have not been, are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Information Reporting and Backup Withholding on Non-U.S. Holders

Generally, we and other payors must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to a non-U.S. holder and the amount of tax, if any, withheld with respect to such dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides us or other payor with a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of depositary shares by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of depositary shares by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Prospective investors should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Recent Legislative Developments

The Foreign Account Tax Compliance Act, or FATCA, which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

On January 17, 2013, final regulations under FATCA were published. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, the depositary shares if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA.

Under delayed effective dates provided for in the final regulations, withholding would only be required (1) with respect to dividends paid on the depositary shares beginning on January 1, 2014, and (2) with respect to gross proceeds from a sale or other disposition of depositary shares that occurs on or after January 1, 2017. If withholding is required under FATCA on a payment related to the depositary shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective non-U.S. holders should consult with their own tax advisors regarding the possible implications of this legislation on their investment in the depositary shares.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, referred to herein as ERISA, and each such plan referred to herein as a Plan, should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the depositary shares. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code, also referred to herein as Plans, from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan unless an applicable statutory or administrative exemption is available. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), referred to herein as Non-ERISA Arrangements, are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws, referred to herein as Similar Laws.

The acquisition or holding of depositary shares by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity, referred to herein as a Plan Asset Entity, with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the depositary shares are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of depositary shares. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction to the nonfiduciary service provider, referred to herein as the service provider exemption. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of depositary shares or any interest therein will be deemed to have represented by its purchase and holding of depositary shares offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the depositary shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the depositary shares will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature, is not intended to be all inclusive, and is based on laws in effect on the date hereof. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing depositary shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of depositary shares have exclusive responsibility for ensuring that their purchase and holding of depositary shares do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any depositary shares to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by, or is appropriate for, any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the depositary shares being offered hereby. Subject to certain conditions, each underwriter has severally agreed to purchase the number of depositary shares indicated in the following table.

Underwriters	Number of depositary shares
Goldman, Sachs & Co.
Keefe, Bruyette & Woods, Inc.
D.A. Davidson & Co.
Wunderlich Securities, Inc.
Sandler O’Neill & Partners, L.P.
Sterne, Agee & Leach, Inc.
FIG Partners, LLC

Total

The underwriters are committed to take and pay for all of the depositary shares being offered, if any are taken. The underwriting agreement provides that the obligations of the underwriters to purchase the depositary shares are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

We have granted the underwriters the right to purchase up to an additional              depositary shares at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. The underwriters may exercise this option solely to cover any over-allotments. To the extent the option is exercised, each underwriter must purchase a number of additional depositary shares approximately proportionate to that underwriter’s initial purchase commitment.

The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The following table shows the per depositary share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional depositary shares.

	No Exercise(1)	Full Exercise(2)
Per Depositary Share	$	$
Total	$	$

(1)	Reflects depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of $ per share, and depositary shares sold to retail investors, for which the underwriters received an underwriting discount of $ per share.
(2)	Reflects full exercise of the underwriters’ option to purchase additional depositary shares, for which the underwriters would receive an underwriting discount of $ per depositary share, consistent with the blended underwriting discount to be received assuming no exercise of the underwriters’ option to purchase additional depositary shares.

Depositary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any depositary shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. After the initial offering of the depositary shares, the representatives may change the offering price and the other selling terms. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed for a period from the date of this prospectus supplement until the latest time of purchase by the underwriters of the depositary shares being offered hereby, that we will not, without the prior written consent of the representatives of the underwriters, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, the Preferred Stock or the depositary shares or any of our other securities which are substantially similar to the Preferred Stock or the depositary shares, including any securities convertible into or exchangeable for or representing the right to receive any such securities.

Certain of our directors and executive officers may purchase depositary shares in the open market.

In connection with the offering, the underwriters may purchase and sell depositary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. The underwriters must close out any short position by purchasing depositary shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the depositary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ Global Market, in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

We expect that the depositary shares will be listed on the NASDAQ Global Market under the symbol “BANCP.” We can give no assurance as to development, maintenance or liquidity of any trading market for the depositary shares.

Certain expenses associated with the offering, excluding underwriting discount and commissions, are estimated to be approximately $         and will be paid by us.

We expect that delivery of the depositary shares will be made to investors on or about June     , 2013, which will be the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares prior to the delivery of the depositary shares hereunder will be required, by virtue of the fact that the depositary shares initially will settle in T+5, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the depositary shares who wish to trade the depositary shares prior to their date of delivery hereunder should consult their advisors.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

Sandler O’Neill & Partners, L.P. acted as sole-book-running manager, D.A. Davidson & Co., Sterne, Agee & Leach, Inc. and Wunderlich Securities, Inc. acted as co-lead managers and FIG Partners, LLC acted as co-manager for our offering of $33,000,000 aggregate principal amount of 7.50% Senior Notes due April 15, 2020, which offering closed on April 23, 2012. Additionally, D.A. Davidson & Co. acted as lead manager and Sterne, Agee & Leach, Inc. and Wunderlich Securities, Inc. acted as co-managers for our offering of $45,000,000 aggregate principal amount of 7.50% Senior Notes due April 15, 2020, which offering closed on December 6, 2012 (and the exercise of the over-allotment option in connection with such offering).

Wunderlich Securities, Inc. acted as our financial advisor in connection with our acquisition of Beach. Wunderlich Securities, Inc. delivered a fairness opinion in connection with the execution of the merger agreement for the transaction.

D.A. Davidson & Co. acted as our financial advisor in connection with our acquisition of Gateway.

D.A. Davidson & Co., FIG Partners, LLC and Wunderlich Securities, Inc. also acted as co-managers for our offering of 1,583,641 shares of our common stock at a price to the public of $15.50 per share which closed on June 28, 2011 (and the exercise of the over-allotment option in connection with such offering).

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares to the public may be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of shares to the public in that Relevant Member State may be made at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as ‘‘relevant persons.’’ The depositary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such depositary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or

(c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the Preferred Stock and the depositary shares we are offering will be passed upon for us by Silver, Freedman & Taff, L.L.P. Certain legal matters relating to the law of the State of California will be passed upon for us by John C. Grosvenor, Executive Vice President and General Counsel of First PacTrust, and certain other legal matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz. In addition, certain legal matters will be passed upon for the underwriters by Hogan Lovells US LLP, Washington D.C.

EXPERTS

The consolidated financial statements of First PacTrust Bancorp, Inc. as of December 31, 2012 and for the year ended December 31, 2012 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of First PacTrust Bancorp, Inc. as of December 31, 2011 and for each of the years in the two-year period ended December 31, 2011 have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The financial statements of Beach as of December 31, 2010 and 2011 and for each of the years in the two-year period ended December 31, 2011 have been incorporated by reference herein in reliance upon the report of Vavrinek, Trine, Day & Co., LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Gateway and its subsidiary, Gateway Business Bank as of December 31, 2010 and 2011 and for each of the years in the two-year period ended December 31, 2011 have been incorporated by reference herein in reliance upon the report of Squar, Milner, Peterson, Miranda & Williamson, LLP, or Squar Milner, independent auditor, and upon the authority of said firm as experts in auditing and accounting. Squar Milner’s aforementioned audit report, dated March 30, 2012, expressed an unqualified opinion on such financial statements, and included an explanatory paragraph describing a December 2009 supervisory agreement, or Consent Order, executed by Gateway Business Bank whereby management agreed (with both the FDIC and the California Department of Financial Institutions) to implement certain policies and procedures designed to enhance the safety and soundness of Gateway Business Bank. On August 17, 2012, upon the merger of Gateway Business Bank with and into PacTrust in connection with First PacTrust’s acquisition of Gateway, the Consent Order was terminated.

The consolidated financial statements of PBOC as of December 31, 2012 and for the year ended December 31, 2012 have been incorporated by reference herein in reliance upon the report of McGladrey LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of PBOC as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 have been incorporated by reference herein in reliance upon the report of Vavrinek, Trine, Day & Co., LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$250,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Warrants

Rights

Units

We may offer and sell from time to time, in one or more series, our debt securities, which may consist of notes, debentures, or other evidences of indebtedness, shares of our common stock or preferred stock, depositary shares, purchase contracts, warrants, rights and units comprised of two or more of these securities in any combination. The debt securities and preferred stock may be convertible into or exchangeable for other securities of ours. This prospectus provides you with a general description of these securities. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

Our voting common stock is traded on the NASDAQ Global Market under the symbol “FPTB.”

Investing in our securities involves risks. See the section entitled “Risk Factors” contained on page 11 of this prospectus and in the applicable prospectus supplement.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the accompanying prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 23, 2010

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

•	if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	the prospectus.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following table of contents and the table of contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the securities described in this prospectus in one or more offerings, up to a total dollar amount for all offerings of $250,000,000. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of the offer and include a discussion of any risk factors or other special considerations that apply to the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

All references in this prospectus to “we,” “us,” “our” or similar references mean First PacTrust Bancorp, Inc. and its consolidated subsidiaries and all references in this prospectus to “First PacTrust Bancorp” mean First PacTrust Bancorp, Inc. excluding its subsidiaries, in each case unless otherwise expressly stated or the context otherwise requires. When we refer to “Pacific Trust Bank” in this prospectus, we mean our subsidiary, Pacific Trust Bank, which is a federal savings bank. We sometimes refer to Pacific Trust Bank as the “Bank.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933, or the “Securities Act,” that registers the offer and sale of the securities that we may offer under this prospectus. The registration statement, including the attached exhibits and schedules included or incorporated by reference in the registration statement, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, or the “Exchange Act.”

You may read and copy this information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is:

http://www.sec.gov

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC).

Report(s)	Period(s) of Report(s) or Date(s) Filed
• Annual Report on Form 10-K (including the portions of our definitive proxy statement on Schedule 14A filed on March 22, 2010 and incorporated therein by reference)	For the year ended December 31, 2009

• Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010

• Current Reports on Form 8-K	Filed on February 10, 2010, February 24, 2010, April 8, 2010, April 23, 2010, May 26, 2010, July 27, 2010, September 1, 2010, October 26, 2010, October 28, 2010, November 1, 2010, November 3, 2010 (as amended on Form 8-K/A filed on November 16, 2010), November 4, 2010 (as amended on Form 8-K/A filed on November 4, 2010), November 5, 2010 and November 19, 2010

This prospectus also incorporates by reference the description of our common stock set forth in the Registration Statement on Form 8-A filed on May 8, 2002, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, we incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the offering of the securities covered by this prospectus or until we terminate this offering. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our business, financial condition and results of operations and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet world wide web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

First PacTrust Bancorp, Inc.

Attention: Investor Relations

610 Bay Boulevard

Chula Vista, California 91910

(619) 691-1519

In addition, we maintain a corporate website, www.firstpactrustbancorp.com. We make available, through our website (by clicking “About Us” and then “Investor Relations Information”), our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplements and the other documents we incorporate by reference in this prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including:

•	continuation or worsening of current recessionary conditions, as well as continued turmoil in the financial markets;

•	our ability to implement our acquisition strategy and the applicability of the Federal Deposit Insurance Corporation (“FDIC”) Statement of Policy on Qualifications for Failed Bank Acquisitions to us;

•

the credit risks of lending activities, which may be affected by further deterioration in the real estate market, may lead to increased loan delinquencies, losses and nonperforming assets in our loan portfolios, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, and the relative differences between short- and long-term interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in commercial and residential real estate values in our market area;

•

results of examinations of us by the Office of Thrift Supervision (the “OTS”) or by other regulatory authorities, including our compliance with the memorandum of understanding to which we are currently subject and the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down asset values, increase our capital levels, or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	legislative or regulatory changes that adversely affect our business, including changes in the interpretation of regulatory capital or other rules;

•	our ability to control operating costs and expenses;

•

our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any related goodwill charges;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges;

•	errors in our estimates in determining fair value of certain of our assets, which may result in significant declines in valuation;

•	the network and computer systems on which we depend could fail or experience a security breach;

•	our ability to attract and retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	adverse changes in the securities markets;

•	earthquake, fire or other natural disasters affecting the condition of real estate collateral;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	inability of key third-party providers to perform their obligations to us;

•

changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board or their application to our business or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

•	war or terrorist activities; and

•

other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus, the accompanying prospectus supplement and the incorporated documents.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or the accompanying prospectus supplement or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus, the accompanying prospectus supplement or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

PROSPECTUS SUMMARY

This summary provides a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities We May Offer

We may use this prospectus to offer securities in an aggregate amount of up to $250,000,000 in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Common Stock

We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of: our debt securities, preferred stock, depositary shares or common stock; securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing; currencies; or commodities. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Rights

We may distribute rights to the holders of our common stock or other securities to purchase a specified number of shares of our common stock or other securities that the holder owns as of record date set by our board of directors. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the rights.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware of focused on or that management deems immaterial. Our business, financial condition or results or operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

FIRST PACTRUST BANCORP, INC.

First PacTrust Bancorp, Inc. is a savings and loan holding company incorporated in the State of Maryland. We are primarily engaged in the business of planning, directing and coordinating the business activities of our wholly owned subsidiary, Pacific Trust Bank, a federal savings bank. We are a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We are headquartered in Chula Vista, California, a suburb of San Diego, California, and currently have nine banking offices primarily serving San Diego and Riverside Counties in California. We recently announced our agreement to acquire a bank branch building in La Jolla, California from the FDIC, which we expect to open in the first quarter of 2011, subject to regulatory approval.

Our principal business consists of attracting retail deposits from the general public and investing these funds primarily in permanent loans secured by first mortgages on owner-occupied, one-to four-family residences and a variety of consumer loans. We also originate loans secured by multi-family and commercial real estate and, to a limited extent, commercial business loans. First PacTrust Bancorp is currently subject to regulation by the OTS and the Bank is subject to regulation by the OTS and the FDIC. As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), on July 21, 2011 (unless extended for up to six months), the responsibility and authority of the OTS to regulate savings and loan holding companies, including First PacTrust Bancorp, will be transferred to the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the responsibility and authority of the OTS to regulate federal savings banks, including Pacific Trust Bank, will be transferred to the Office of the Comptroller of the Currency (the “OCC”).

As of September 30, 2010, we had total consolidated assets of $862.7 million, total net loans of $689.1 million, total deposits of $684.8 million and total stockholders’ equity of $98.9 million. On November 1, 2010, we substantially increased our stockholders’ equity by selling shares of common stock in a private placement to select institutional and other accredited investors, providing us with aggregate gross proceeds of $60.0 million. The primary purpose of the private placement was to enable us to repurchase all of the $19.3 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), that we issued to the U.S. Department of the Treasury (the “U.S. Treasury”) on November 21, 2008 pursuant to the TARP Capital Purchase Program and to pursue organic growth and strategic opportunities in our target markets, including acquisitions. Subject to approval of the U.S. Treasury and the OTS, we expect to complete the repurchase of the Series A Preferred Stock in the fourth quarter of 2010 and also plan to negotiate with the U.S. Treasury for the repurchase of the ten-year warrant to purchase 280,795 shares of Common Stock at an exercise price of $10.31 per share that we issued to the U.S. Treasury on November 21, 2008.

Our common stock is traded on the NASDAQ Global Market under the ticker symbol “FPTB.” Our principal executive offices are located at 610 Bay Boulevard, Chula Vista, California 91910. Our telephone number is (619) 691-1519.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 4 of this prospectus.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENT

Our historical consolidated ratios of earnings to fixed charges and preferred stock dividend requirement for the periods indicated, both including and excluding interest on deposits, are set forth in the table below. The ratio of earnings to fixed charges and preferred stock dividend requirement is computed by dividing (i) income from continuing operations before income taxes and fixed charges by (ii) the sum of total fixed charges and (pre-tax) preferred stock dividend requirement. For purposes of computing these ratios, fixed charges excluding interest on deposits represents interest expense on Federal Home Loan Bank advances and other borrowed funds and fixed charges including interest on deposits represents all interest expense.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirement

Excluding interest on deposits	1.81x	0.77x	0.47x	0.63x	1.68x	1.95x	2.56x

Including interest on deposits	1.22x	0.93x	0.84x	0.91x	1.12x	1.26x	1.44x

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include, without limitation, financing acquisitions, repurchasing our securities, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we expect to use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise.

REGULATION AND SUPERVISION

Our principal subsidiary, Pacific Trust Bank, is a federally-chartered stock savings bank and is currently subject to regulation and supervision by the OTS and by the FDIC. As the holding company for First Federal, we are a savings and loan holding company currently subject to regulation and supervision by the OTS. As noted above, a result of the Dodd-Frank Act, on July 21, 2011 (unless extended for up to six months), the Bank’s primary regulatory authority will change from the OTS to the OCC and First PacTrust Bancorp’s regulatory authority will change from the OTS to the Federal Reserve Board.

Dividends, loans and advances from Pacific Trust Bank are restricted by certain laws and regulations. The FDIC and the OTS can limit the Bank’s payment of dividends based on, among other factors, the maintenance of adequate capital.

In addition, there are various statutory and regulatory limitations on the extent to which the Bank can finance First PacTrust Bancorp or otherwise transfer funds or assets to First PacTrust Bancorp, whether in the form of loans, extensions of credit, investments or asset purchases. These extensions of credit and other transactions involving the Bank and First PacTrust Bancorp are limited in amount to 10% of the Bank’s capital and surplus and, with respect to First PacTrust Bancorp and any nonbanking subsidiaries, to an aggregate of 20% of the Bank’s capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

For a discussion of the material elements of the regulatory framework currently applicable to savings and loan holding companies and their subsidiaries, and specific information relevant to us, you should refer to our most recent Annual Report on Form 10-K and the subsequent quarterly and current reports filed by us with the SEC pursuant to the Exchange Act, which are incorporated by reference in this prospectus. As described in these reports, the recently enacted Dodd-Frank Act will result in certain changes to the regulation of savings and loan holding companies and their subsidiaries. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds rather than for the protection of security holders.

Changes to the laws and regulations applicable to us or our subsidiaries can affect the operating environment of savings and loan holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or our subsidiaries’ financial condition or results of operations.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” between us and a senior indenture trustee to be named in the applicable prospectus supplement. Subordinated debt securities will be issued under a separate indenture, referred to as the “subordinated indenture,” between us and a subordinated indenture trustee to be named in the applicable prospectus supplement. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. A copy of the form of each of these indentures is included as an exhibit to the registration statement of which this prospectus is a part.

The following briefly describes the general terms and provisions of the debt securities which may be offered and the indentures governing them. The particular terms of the debt securities offered, and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in a prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.

General

The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. The indentures also do not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. Nothing in the subordinated indenture prohibits the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of Debt Securities—Subordination” and in the applicable prospectus supplement.

We may issue debt securities if the conditions contained in the applicable indenture are satisfied. These conditions include the adoption of resolutions by our board of directors that establish the terms of the debt securities being issued. Any resolution approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, which may include:

•	the title and series designation;

•	the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial issue price of the debt securities which may be issued under the applicable indenture;

•	the principal amount payable, whether at maturity or upon earlier acceleration;

•

whether the principal amount payable will be determined with reference to an index, formula or other method which may be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices;

•	whether the debt securities will be issued as original issue discount securities (as defined below);

•	the date or dates on which the principal of the debt securities is payable;

•	any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

•	the date from which any interest will accrue;

•	any interest payment dates;

•	whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination;

•	the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

•	the stated maturity date;

•	whether the debt securities are to be issued in global form;

•	any sinking fund requirements;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	the denominations of the securities or series of securities;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	any restrictions on the offer, sale and delivery of the debt securities;

•	the place or places where payments or deliveries on the debt securities will be made and may be presented for registration of transfer or exchange;

•	whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•

the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	a description of any documents or certificates that must be received prior to the issuance of any definitive securities;

•

whether and under what circumstances additional amounts will be paid to non-U.S. citizens in connection with any tax, assessment or governmental charge and whether securities may be redeemed in lieu of paying such additional fees;

•	the identity of each security registrar or paying agent (if other than trustee);

•	any provisions granting special rights to securities holders upon the occurrence of specified events;

•	any deletions from, modifications of, or additions to any default events or covenants set forth in the form of indenture;

•	the portion of the principal amount payable upon the declaration of acceleration of the maturity of any securities;

•	the date any bearer securities of or within the series and any temporary global security representing outstanding securities shall be dated, if other than date of original issuance; and

•	any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

The debt securities may be issued as “original issue discount securities” which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but may be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

Under the indentures, the terms of the debt securities of any series may differ and we may, without the consent of the holders of the debt securities of any series, reopen a previous series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Please see the prospectus supplement or pricing supplement you have received or will receive for the terms of the specific debt securities we are offering.

You should be aware that special United States Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations.

Ranking of Debt Securities; Holding Company Structure

Senior Debt Securities.  Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Subordinated Debt Securities.  Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our senior indebtedness, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to those subordinated debt securities. We will also state in that prospectus supplement limitations, if any, on the issuance of additional senior indebtedness.

Holding Company Structure.  The debt securities will be our exclusive obligations. We are a holding company and substantially all of our consolidated assets are held by our subsidiary, Pacific Trust Bank. Accordingly, our cash flows and our ability to service our debt, including the debt securities, are dependent upon the results of operations of our subsidiaries and the distribution of funds by our subsidiaries to us. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends our subsidiaries can pay, and also restrict certain subsidiaries from making investments in or loans to us.

Because we are a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of our subsidiaries. Therefore, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors and, if applicable, its depositors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary, in which case our claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. If a receiver or conservator were appointed for Pacific Trust Bank, the Federal Deposit Insurance Act recognizes a priority in favor of the holders of withdrawable deposits (including the FDIC as subrogee or transferee) over general creditors. Claims for customer deposits would have a priority over any claims that we may ourselves have as a creditor of Pacific Trust Bank. Unless otherwise specified in the applicable prospectus supplement, the indentures will not limit the amount of indebtedness or other liabilities that we and our subsidiaries may incur.

Registration and Transfer

Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the applicable indenture trustee according to the terms of the applicable indenture and the debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in fully registered form, and in denominations of $1,000 and any integral multiple thereof.

No service charge will be required for any transfer or exchange of the debt securities but we generally may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Global Securities

Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination. See “Description of Global Securities.”

Redemption and Repurchase

The debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement and pricing supplement, if any.

Conversion or Exchange Rights

If debt securities may be convertible into or exchangeable for shares of our equity securities or other securities, the terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•	events requiring adjustment to the conversion or exchange price;

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•	any anti-dilution provisions, if applicable.

Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection

Unless otherwise stated in the prospectus supplement relating to a series of debt securities, the indentures will not limit the amount of indebtedness, guarantees or other liabilities that we and our subsidiaries may incur and will not prohibit us or our subsidiaries from creating or assuming liens on our properties, including the capital stock of Pacific Trust Bank and any other subsidiary. Unless otherwise provided in the related prospectus supplement, the indentures will not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and will not contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event we undergo a takeover, recapitalization or similar restructuring or change in control.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the senior indenture with respect to the senior debt securities and under the subordinated indenture with respect to the subordinated debt securities:

•	default in the payment of any principal or premium or make-whole amount, if any, on the debt securities when due;

•	default in the payment of any interest on the debt securities, or of any coupon pertaining thereto, when due, which continues for 30 days;

•	default in the deposit of any sinking fund payment on the debt securities when due;

•

default in the performance or breach of any other obligation contained in the applicable indenture for the benefit of that series of debt securities (other than defaults or breaches otherwise specifically addressed), which continues for 90 days after written notice of the default or breach;

•	specified events in bankruptcy or insolvency of First PacTrust Bancorp; and

•	any other event of default provided with respect to the debt securities of any series.

Unless otherwise indicated in the applicable prospectus supplement, if an event of default occurs and is continuing for any series of senior debt securities, unless the principal amount of all senior debt securities of that particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities of that series, to be immediately due and payable.

Unless otherwise indicated in the applicable prospectus supplement, no event of default described in the first, second, third, fourth or sixth bullet points above will permit acceleration of the payment of the principal of the subordinated debt securities. Unless otherwise indicated in the applicable prospectus supplement, if an event of default described under the fifth bullet point above shall have occurred and be continuing, unless the principal amount of all the subordinated debt securities of a particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the subordinated debt securities of that series may declare all amounts or any lesser amount provided for in the subordinated debt securities of that series to be immediately due and payable.

At any time after the applicable indenture trustee or the holders have accelerated a series of debt securities, but before the applicable indenture trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•	in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture and the trustee may take other actions, other than those that might lead to personal liability, not inconsistent with the direction. Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the indenture trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

A holder of any debt security of any series will have the right to institute a proceeding with respect to the applicable indenture or for any remedy under the indenture, if:

•	that holder previously gives to the indenture trustee written notice of a continuing event of default with respect to debt securities of that series;

•

the holders of not less than 25% in principal amount of the outstanding securities of that series have made written request and offered the indenture trustee indemnity satisfactory to the indenture trustee to institute that proceeding as indenture trustee;

•

the indenture trustee has not received from the holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

•	the indenture trustee fails to institute the proceeding within 60 days.

However, the holder of any debt security or coupon has the right to receive payment of the principal of (and premium or make-whole amount, if any) and interest on, and any additional amounts in respect of, such debt security or payment of such coupon on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment.

We are required to furnish to the indenture trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance of which we are aware.

Modification and Waiver

Unless otherwise indicated in the applicable prospectus supplement, First PacTrust Bancorp and the applicable indenture trustee may amend and modify each indenture or debt securities under that indenture with the consent of holders of at least a majority in principal amount of each series of all outstanding debt securities then outstanding under the indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

•	change the stated maturity date of the principal of (or premium or make-whole amount, if any, on), or any installment of principal or interest on, any debt security issued under that indenture;

•

reduce the principal amount of or any make-whole amount, the rate of interest on or any additional amounts payable in respect thereof, or any premium payable upon the redemption of any debt security issued under that indenture;

•	reduce the amount of principal of an original issue discount security or make-whole amount, if any, issued under that indenture payable upon acceleration of its maturity or provable in bankruptcy;

•	change the place or currency of payment of principal or any premium or any make-whole amount or interest on any debt security issued under that indenture;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

•

reduce the percentage in principal amount of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

•	make any change that adversely affects the right to convert or exchange any security or decrease the conversion/exchange rate or increase the conversion/exchange price.

The holders of at least a majority in principal amount of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under “—Events of Default.”

Unless otherwise indicated in the applicable prospectus supplement, we and the applicable indenture trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to First PacTrust Bancorp;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

•

to change or eliminate any of the provisions of the applicable indenture in respect of any series of debt securities, so long as any such change or elimination will become effective only in respect of any series of securities when there is no outstanding security of that series which is entitled to the benefit of that provision;

•	to establish the form or terms of debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor indenture trustee;

•

to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect by the actions taken to cure, correct or supplement a provision in an indenture;

•	to secure securities;

•	to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities;

•

to close the indenture with respect to the authentication and delivery of additional series of securities or to qualify or maintain qualifications of the applicable indenture under the Trust Indenture Act; or

•

to supplement any of the provisions of an indenture as is necessary to permit or facilitate the defeasance or discharge of any series of securities under specified provisions of the indenture, provided that any such action shall not adversely affect the interests of the holders of securities of such series or any other series of securities under the indenture in any material respect.

Voting

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent,

waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•

the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the resulting corporation, if other than First PacTrust Bancorp, is a corporation organized and existing under the laws of the United States of America or any U.S. state or the District of Colombia and assumes all of our obligations to:

(1) pay or deliver the principal and any premium or make-whole amount, if any, and any interest on, the debt securities;

(2) perform and observe all of our other obligations under the indentures and supplemental indentures; and

(3) we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

The indentures do not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

International Offering

If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States: (1) may be subject to certain selling restrictions; (2) may be listed on one or more foreign stock exchanges; and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

Defeasance

We may terminate or “defease” our obligations under the applicable indenture with respect to the debt securities of any series by taking the following steps:

(1)        depositing irrevocably with the indenture trustee an amount, which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the debt securities:

•	in the case of debt securities denominated in U.S. dollars, U.S. dollars or U.S. government obligations;

•

in the case of debt securities denominated in a foreign currency, of money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

•	a combination of money and U.S. government obligations or foreign government obligations, as applicable;

(2)        delivering:

•	an opinion of independent counsel that the holders of the debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

•	an opinion of independent counsel that registration is not required under the Investment Company Act of 1940;

•	an opinion of counsel as to certain other matters;

•	officers’ certificates certifying as to compliance with the senior indenture and other matters; and

(3)        paying all other amounts due under the indenture.

Further, the defeasance cannot cause an event of default under the indenture or any other material agreement or instrument and no event of default under the indenture can exist at the time the defeasance occurs.

Subordination

The subordinated debt securities will be subordinated in right of payment to all “senior debt,” as defined in the subordinated indenture. In certain circumstances relating to our liquidation, dissolution, receivership, reorganization, insolvency or similar proceedings, the holders of all senior debt will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

In addition, we may make no payment on the subordinated debt securities in the event:

•	there is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness; and

•	the default is the subject of judicial proceedings or we receive notice of the default from an authorized person under the subordinated indenture.

By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, “senior debt” is defined in the subordinated indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to First PacTrust Bancorp whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of First PacTrust Bancorp for money borrowed, whether any such indebtedness exists as of the date of the indenture or is created, incurred, assumed or guaranteed after such date:

(i)	any debt (a) for money borrowed by First PacTrust Bancorp, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure obligations of First PacTrust Bancorp, or to secure the payment of revenue bonds issued for the benefit of First PacTrust Bancorp whether contingent or otherwise;

(ii)	any debt of others described in the preceding clause (i) which First PacTrust Bancorp has guaranteed or for which it is otherwise liable;

(iii)	the obligation of First PacTrust Bancorp as lessee under any lease of property which is reflected on First PacTrust Bancorp’s balance sheet as a capitalized lease; and

(iv)	any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii).

“Senior debt” does not include (1) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities, or ranks pari passu with the subordinated debt securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of First PacTrust Bancorp to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (3) any indebtedness to a subsidiary of First PacTrust Bancorp and (4) the subordinated debt securities.

The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

Governing Law

Unless indicated otherwise in the applicable prospectus supplement, the indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Our authorized capital stock consists of:

•	20,000,000 shares of common stock, par value $.01 per share; and

•	5,000,000 shares of preferred stock, par value $.01 per share.

Our charter authorizes our board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. Our charter provides by its terms that it may be amended by action of our board of directors without a stockholder vote to change the number of shares of authorized capital stock. As of November 12, 2010, there were 9,698,430 shares of common stock issued and outstanding, 8,662,274 of which were shares of common stock with full voting rights (the “Voting Common Stock”) and 1,036,156 of which were shares of Class B Non-Voting Common Stock, which have no voting rights except as required by law (the “Non-Voting Common Stock,” and together with the Voting Common Stock, the “common stock”). As of that date there were 19,300 shares of preferred stock issued and outstanding, all of which consisted of our Series A Preferred Stock.

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our charter and bylaws and to applicable Maryland law.

Common Stock

We may issue, either separately or together with other securities, shares of common stock. Upon our receipt of the full specified purchase price, the common stock issued will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant offering terms, including the number of shares offered, the initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities.

General. Except as described below under “—Anti-takeover Effects –Voting Limitation,” each holder of Voting Common Stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There are no cumulative voting rights. Holders of Non-Voting Common Stock are not entitled to vote except as required by law. The terms of the Non-Voting Common Stock are otherwise identical to the terms of the Voting Common Stock. Of the 20,000,000 shares of common stock currently authorized under our charter, our board of directors has classified 2,836,156 as Non-Voting Common Stock.

Subject to preferences to which holders of the Series A Preferred Stock and any shares of preferred stock then outstanding may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights under our charter or Maryland law except as we may agree to provide to them. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series A Preferred Stock and the shares of any series of preferred stock that we may designate in the future.

Restrictions on Dividends and Repurchases Under Agreement with U.S. Treasury. The securities purchase agreement we entered into with the U.S. Treasury in connection with our issuance of the Series A Preferred Stock provides that prior to the earlier of (i) November 21, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of the U.S. Treasury, (a) increase the cash dividend on our common stock above $.185 or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A Preferred Stock. We plan to repurchase all of the Series A Preferred Stock in the fourth quarter of 2010, subject to approval by the U.S. Treasury and the OTS.

Preferred Stock

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the articles supplementary to our charter with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

General.  Our charter permits our board of directors to authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series, without stockholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without approval of the holders of our common stock or the Series A Preferred Stock (except as may be required under the terms of the Series A Preferred Stock (see “—Series A Preferred Stock-Voting Rights”) or as may be required by the rules of the NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), our board of directors may authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our common stock and may assist management in impeding any unfriendly takeover or attempted change in control. See “—Anti-Takeover Effects – Authorized Shares.”

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock or, in the case of the Series

A Preferred Stock, as described under “—Series A Preferred Stock.” You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation of the series of preferred stock and the number of shares offered;

•	the amount of liquidation preference per share, if any;

•	the price at which the preferred stock will be issued;

•

the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate;

•	any listing of the preferred stock being offered on any securities exchange or other securities market;

•	any voting rights;

•	any redemption or sinking fund provisions;

•	any conversion provisions;

•	whether interests in the preferred stock being offered will be represented by depositary shares; and

•	any other specific terms of the preferred stock being offered.

Upon our receipt of the full specified purchase price, the preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

Rank.  Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•

senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (referred to as the “junior securities”);

•

equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (referred to as the “parity securities”); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

The terms of the Series A Preferred Stock provide that we must obtain the approval of the holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock in order to amend our charter or the articles supplementary to our charter for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or payments upon our liquidation, dissolution or winding up. Dividends are payable quarterly on the Series A Preferred Stock at a rate of 5% per annum from the date of issuance through but excluding February 15, 2014 and at a rate of 9% per annum on and after February 15, 2014. The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus any accrued but unpaid dividends on the Series A Preferred Stock. See “—Series A Preferred Stock.”

Dividends. Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Rights Upon Liquidation. If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the applicable prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a holding company, our rights and the rights of our creditors and of our stockholders, including the holders of any shares of preferred stock then outstanding, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption. We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option or at the option of the holder of the stock. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined by our board of directors to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights.  Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our charter.

Under regulations adopted by the OTS, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 10% or more of such series that is a company may then be subject to regulation as a savings and loan holding company. In addition, at such time as such series is deemed a class of voting securities, (a) any holder that is a bank holding company or savings and loan holding company may be required to file a notice with or obtain the approval of the Federal Reserve Board or the OTS to acquire or retain 5% or more of that series and (b) any person may be required to obtain the approval of the OTS to acquire or retain 10% or more of that series

Exchangeability.  We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

Series A Preferred Stock

The description of the Series A Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in the articles supplementary to our charter for the Series A Preferred Stock, a copy of which is included in Exhibit 3.2 to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General. The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 19,300 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share. The Series A Preferred Stock has no maturity date. We issued the shares of Series A Preferred Stock to the U.S. Treasury on November 21, 2008 in connection with the TARP Capital Purchase Program for a purchase price of $19.3 million.

Dividend Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from November 21, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009.

Dividends on the Series A Preferred Stock will be cumulative. If for any reason our board of directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Priority of Dividends. So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of First PacTrust Bancorp. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of First PacTrust Bancorp, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of First PacTrust Bancorp, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of First PacTrust Bancorp or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of First PacTrust Bancorp with another entity nor a sale, lease or exchange of all or substantially all of First PacTrust Bancorp’s assets will constitute a liquidation, dissolution or winding up of the affairs of First PacTrust Bancorp.

Redemption and Repurchases. Subject to the prior approval of the OTS, the Series A Preferred Stock is redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor. The “Minimum Amount” means $4,825,000 plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to the U.S. Treasury. A “Qualified Equity Offering” is defined as the sale for cash by First PacTrust Bancorp. (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

Subsequent to our issuance of the Series A Preferred Stock, on February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted into law. Among other things, the ARRA provides that subject to consulting with the appropriate federal banking agency (the OTS in our case), the U.S. Treasury must permit repayment of funds provided under the TARP Capital Purchase Program without regard to whether the institution which received the funds has replaced the funds from any other source

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock. We plan to repurchase all of the shares of the Series A Preferred Stock in the fourth quarter of 2010, subject to the approvals of the U.S. Treasury and the OTS.

No Conversion Rights. Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights. The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Maryland law.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of First PacTrust Bancorp will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

In addition to any other vote or consent required by Maryland law or by our charter, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•

amend our charter or the articles supplementary for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of First PacTrust Bancorp; or

•

amend our charter or the articles supplementary for the Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of First PacTrust Bancorp with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which First PacTrust Bancorp is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred

Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.

Anti-takeover Effects

The provisions of our charter and bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. Our charter currently authorizes the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. Our charter authorizes our board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. We are authorized under our charter to issue additional shares of capital stock, up to the amount authorized, generally without stockholder approval. In addition, our charter provides by its terms that it may be amended by our board of directors, without a stockholder vote, to change the number of shares of capital stock authorized. The unissued shares of stock the board is authorized to issue, and the power of the board to increase the number of authorized shares without a stockholder vote, provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions and other transactions. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duties, to deter future attempts to gain control of us. The board of directors also has sole authority to determine the terms of any one or more series of preferred or other stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to the incumbent management and directors in order to attempt to block a tender offer, merger or other unsolicited transaction by which a third party seeks control of us.

Voting Limitation. Our charter generally prohibits any stockholder that beneficially owns more than 10% of the outstanding shares of our common stock from voting shares in excess of this limit. This provision would limit the voting power of a beneficial owner of more than 10% of our outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.

The Maryland General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which we have done pursuant to our charter. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of our common stock. Though not anticipated, we could seek stockholder approval of an amendment to our charter to eliminate the opt-out provision; such an amendment would require a supermajority vote. See “—Amendment of Charter and Bylaws.”

Board of Directors. Except with respect to any directors who may be elected by any class or series of preferred stock, our board of directors is divided into three classes, each of which contains one-third of the members of the board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our charter described below that limit the ability of stockholders to remove directors and that permit only the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for stockholders to change the composition of the board of directors. As a result, at least two annual meetings of stockholders will be required for the stockholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of stockholders believe that such a change would be desirable. Our charter provides that stockholders may not cumulate their votes in the election of directors.

Pursuant to our bylaws, the number of our directors is currently seven. Our charter and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, vacancies in the board of directors may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred. Our charter further provides that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The foregoing description of our board of directors does not apply with respect to directors that may be elected by the holders of the Series A Preferred Stock in the event we do not pay dividends on the Series A Preferred Stock for six or more dividend periods. See “—Series A Preferred Stock-Voting Rights.”

Special Meetings of Stockholders. Our bylaws provide that subject to the rights of the holders of any class or series of preferred stock, special meetings of stockholders may be called by our President or by our board of directors by vote of a majority of the whole board (meaning the total number of directors we would have if there were no vacancies). Our bylaws also provide that a special meeting of stockholders shall be called on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Action by Stockholders Without A Meeting. Our bylaws provide that no action may be taken by stockholders without a meeting without the written consent of every stockholder entitled to vote on the matter.

Business Combinations With Certain Persons. Our charter provides that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of First PacTrust Bancorp require, in addition to any vote required by law, the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 10% stockholder of First PacTrust Bancorp or who is an affiliate of First PacTrust Bancorp and at any time within the past two years was a greater than 10% stockholder of First PacTrust Bancorp.

The Maryland General Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (i) the transaction has been recommended by the board of directors and (ii) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. We have opted-out of the Maryland business combination statute through a provision in our charter.

Amendment of Charter and Bylaws. Our charter generally may be amended upon approval by the board of directors and the holders of a majority of the outstanding shares of our Voting Common Stock. The amendment of certain provisions of our charter, however, requires the vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. These include provisions relating to: voting limitations on greater than 10% stockholders; the opt-out of the Maryland control share acquisition statute (see “—Voting Limitation” above); the number, classification, election and removal of directors; certain business combinations with greater than 10% stockholders; indemnification of directors and officers; and amendments to the charter and bylaws.

Our bylaws may be amended either by the board of directors, by a vote of a majority of the whole board, or by our stockholders, by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Provisions. Our bylaws provide that we must receive written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If, however, the date of the current year annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal or nomination must be received by us no earlier than the 120th day prior to the annual meeting or later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public announcement of the meeting date is first made

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares, which will be evidenced by depositary receipts, representing fractional interests in shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by the holders.

In the case of a distribution other than in cash, the preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to receive it. If the preferred stock depositary determines that it is not feasible to make such a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

The amounts distributed in any such distribution, whether in cash or otherwise, will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.

Withdrawal of Preferred Stock

When a holder surrenders depositary receipts at the office of the preferred stock depositary maintained for that purpose, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder’s depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder generally cannot “re-deposit” these shares of preferred stock with the preferred stock depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

Redemption, Conversion and Exchange of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of that series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method, in each case as we may determine.

If a series of preferred stock represented by depositary shares is to be converted or exchanged, the holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts.

After the redemption, conversion or exchange date, the depositary shares called for redemption, conversion or exchange will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption, conversion or exchange.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares relating to that series of preferred stock. Each record holder of the depositary receipts on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. The preferred stock depositary will try, if practical, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing those preferred shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary receipts will not be effective unless the amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement, as amended.

We may direct the preferred stock depositary to terminate the deposit agreement at any time by mailing notice of termination to the record holders of the depositary receipts then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the preferred stock depositary will deliver to each holder of depositary receipts, upon surrender of those receipts, such number of whole shares of the series of preferred stock represented by the depositary shares together with cash in lieu of any fractional shares, to the extent we have deposited cash for payment in lieu of fractional shares with the preferred stock depositary. In addition, the deposit agreement will automatically terminate if:

•	all of the shares of the preferred stock deposited with the preferred stock depositary have been withdrawn, redeemed, converted or exchanged; or

•	there has been a final distribution in respect of the deposited preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the preferred stock depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. The successor preferred stock depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if we are or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of the duties under the deposit agreement and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of:

•	our debt securities, preferred stock, depositary shares or common stock;

•	securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing;

•	currencies; or

•	commodities.

The price of our debt securities, the price per share of our common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•

whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, or other securities, currencies or commodities, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our debt securities, or shares of our common stock or preferred stock or depositary shares. Warrants may be issued independently or together with any of our debt securities, shares of common stock or preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from the debt securities, shares of common stock or preferred stock or depositary shares. The warrants will be issued under warrant agreements to be entered into between First PacTrust Bancorp and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of First PacTrust Bancorp in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following outlines the some of the anticipated general terms and conditions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of any debt warrants and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares purchasable upon exercise of any common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

•

the designation, number of shares and terms of the preferred stock purchasable upon exercise of any preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

•	if applicable, the date on and after which the warrants and the related debt securities, common stock or preferred stock will be separately transferable;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise.

Exercise of Warrants

Each warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of common stock or preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by First PacTrust Bancorp, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of common stock or preferred stock or depositary shares purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock or preferred stock or depositary shares purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

•	the issuance of the stock dividend to holders of common stock or preferred stock, respectively;

•	a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

•	any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of First PacTrust Bancorp as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights to purchase common stock or other securities that we may offer using this prospectus. Further terms of the rights will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights.

Rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. The prospectus supplement relating to any rights we offer will describe the specific terms of the offering and the rights, including:

•	the record date for determining security holders entitled to the rights distribution;

•	the number of rights issued and the number of shares of common stock or other securities that may be purchased upon exercise of the rights;

•	the exercise price of the rights;

•	the steps required to exercise the rights;

•	the date on which the rights will become effective and the date on which the rights will expire;

•	whether the rights will include oversubscription rights, so that the holder may purchase more securities if other holders do not purchase their full allotments;

•

whether we intend to sell the shares of common stock or other securities that are not purchased in the offering to an underwriter or other purchaser under a contractual standby commitment or other arrangement;

•	our ability to withdraw or terminate the rights offering prior to the expiration date of the rights;

•	any material U.S. Federal income tax consequences.

Prior to the exercise of their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon the exercise of the rights, and will not be entitled to, among other things, vote or receive dividend payments or other distributions on the securities purchasable upon exercise.

DESCRIPTION OF UNITS

Units will consist of any combination of one or more of the other securities described in this prospectus. The applicable prospectus supplement or supplements will also describe:

•

the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

•	any additional terms of the agreement governing the units;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;

•	any applicable United States federal income tax consequences; and

•	whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Debt Securities,” “Description of Warrants,” and “Description of Common Stock and Preferred Stock” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

DESCRIPTION OF GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities in the form of one or more fully registered global securities that will be deposited with a depository or its nominee identified in the applicable prospectus supplement and registered in the name of that depository or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depository for the registered global security, the nominees of the depository or any successors of the depository or those nominees.

If not described below, any specific terms of the depository arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depository arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depository or persons that may hold interests through participants. Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.

Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depository, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, that depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to other securities represented by a registered global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the registered global security. None of First PacTrust Bancorp, the trustees, the warrant agents or any preferred stock depositary, as applicable, will have any responsibility or liability for any aspect of the records relating to or the payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depository for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depository for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act, and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depository. In addition, under the terms of the indenture, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depository would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depository gives to the applicable trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depository.

PLAN OF DISTRIBUTION

We may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers or to a single purchaser.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Pursuant to a requirement by the Financial Industry Regulatory Authority (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us from the sale of any securities registered pursuant to SEC Rule 415.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates in connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. In that event, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS

Certain legal matters will be passed upon for us by Silver, Freedman & Taff, L.L.P., Washington, D.C.

EXPERTS

The consolidated financial statements of First PacTrust Bancorp, Inc. as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009 have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Depositary Shares

Each Representing a 1/40th Interest in a Share of

    % Non-Cumulative Perpetual Preferred Stock, Series C

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman, Sachs & Co.

Keefe, Bruyette & Woods
A Stifel Company

Lead Manager

D.A. Davidson & Co.

Co-Managers

Wunderlich Securities

Sandler O’Neill + Partners, L.P.

Sterne Agee

FIG Partners, LLC

June     , 2013